EXHIBIT 10.1

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF OCTOBER 10, 2012

AMONG

THERAGENICS CORPORATION, C.P. MEDICAL CORPORATION, GALT MEDICAL CORP. and
NEEDLETECH PRODUCTS, INC., as Borrowers,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Bank

i

EXHIBITS

EXHIBIT A	FORM OF COMPLIANCE CERTIFICATE
EXHIBIT B	FORM OF CREDIT AGREEMENT JOINDER AGREEMENT
EXHIBIT C	FORM OF REVOLVER LOAN NOTE JOINDER AGREEMENT

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of October 10, 2012, is made by and among THERAGENICS CORPORATION, a Delaware corporation, C.P. MEDICAL CORPORATION, a Delaware corporation, GALT MEDICAL CORP., a Texas corporation, and NEEDLETECH PRODUCTS, INC., a Massachusetts corporation, jointly and severally (each, a “Borrower” and collectively, the “Borrowers”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, successor in interest by merger to Wachovia Bank, National Association (the “Bank”).  As used herein, capitalized words and phrases shall have the meanings ascribed thereto in Article I of this Agreement.

W I T N E S S E T H:

WHEREAS, each of the Borrowers and the Bank are parties to that certain Amended and Restated Credit Agreement dated as of May 27, 2009 (as amended, the “A&R Credit Agreement”);

WHEREAS, the Bank and the Borrowers wish to amend and restate the A&R Credit Agreement in order to increase the $30,000,000 revolving line of credit under the A&R Credit Agreement to a $40,000,000 revolving line of credit under this Agreement and to make certain other amendments to the terms of the A&R Credit Agreement; and

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and each Borrower hereby agree that this Agreement amends, restates and supersedes in its entirety the A&R Credit Agreement as follows:

ARTICLE I

1.             DEFINITIONS

1.1           Defined Terms.  As used herein, the following terms shall have the meanings set forth below (such meanings to be equally applicable to the singular and plural forms thereof):

“Accumulated Funding Deficiency” has the meaning set forth in Section 302 of ERISA.

“Acquisition” means any acquisition (whether in a single transaction or series of related transactions) of (i) any going business, or all or substantially all of the assets of any Person, whether through purchase, merger or otherwise; or (ii) Equity Interests of any Person of five percent (5%) or more of the Equity Interests or Voting Power of such Person.

“Advance” means each loan of money or credit made or extended to or for the benefit of any Borrower by Bank pursuant to this Agreement.

“Advancement Termination Date” means the earlier of (i) the Revolver Loan Maturity Date, or (ii) the date of the occurrence of an Event of Default under Section 9.1(J), or (iii) the date the Bank exercises its rights and remedies under Section 9.5(A).

“Affiliate” means, as to any Person, each other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or under common control with, such Person (and a Person shall be deemed to have control if such Person, directly or indirectly, has rights to exercise Voting Power to elect a majority of the members of the Governing Body of an applicable Person).

“Agreement” means this Credit Agreement, as amended or supplemented from time to time.

“ALTA” means the American Land Title Association.

“Annualized Rolling Period” means the period from the date one year prior to the applicable date through the applicable date.

“Applicable Margin” means, with respect to Revolver Loans, 1.75% per annum.

“Asset Disposition” means any sale, assignment, lease, transfer or other disposition of any assets, business units or other properties (including any interests in property or securities).

“Assigned Agreements” means all leases, contracts, agreements, Documents, Instruments and Chattel Paper included in the Collateral.

“Assigned Leases” means all leases existing or made as of the date on which a Trigger Event occurs or thereafter made, whether written or verbal, or any letting of, or agreement for the use or occupancy of, any part of the Mortgaged Property, and each modification, extension, renewal and guarantee thereof, including the Rents.

“Assignment of Rents” means any and all Assignments of Rents and Leases at any time executed and delivered by each Borrower in favor of Bank, and includes any and all extensions, revisions, modifications or amendments at any time made thereto.

“Attorneys’ Fees” means attorneys’ fees actually incurred at ordinary and customary rates.

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time.

“Bank” means Wells Fargo Bank, National Association, successor by merger to Wachovia Bank, National Association.

“Bank’s Lien” means the Lien granted to Bank by each Borrower pursuant to this Agreement and the other Security Documents.

“Bankruptcy Law” means Title 11, U.S. Code, or any similar Laws of any Jurisdiction for the relief of debtors, and “Bankruptcy” means the commencement of any case or other action for relief under Bankruptcy Law.

“Borrower” means (i) each of the following, jointly and severally: THERAGENICS CORPORATION, a Delaware corporation, C.P. MEDICAL CORPORATION, a Delaware corporation, GALT MEDICAL CORP., a Texas corporation, and NEEDLETECH PRODUCTS, INC., a Massachusetts corporation and (ii) each additional Person that hereafter becomes a Borrower under this Agreement pursuant to the execution and delivery of the Joinder Agreements and compliance with the terms and conditions thereof.

“Borrower’s Closing Certificate” means a certificate in form and substance acceptable to Bank and signed by a duly authorized representative of a Borrower.

“Borrower’s Interest” means all right, title and interest of a Borrower of whatever kind, nature or description.

“Business Day” means any day of the year, other than Saturday or Sunday, on which dealings in United States Dollars are carried on in the London interbank market and banks open for business in Atlanta, Georgia are not required or authorized to close.

“Capital Expenditures” means, without duplication, the sum of (i) all expenditures made by a Person, directly or indirectly, for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that should be, in accordance with Generally Accepted Accounting Principles, reflected as additions to property, plant or equipment on a balance sheet of such Person or which have a useful life of more than one year plus (ii) the aggregate principal amount of all Indebtedness (including Capitalized Leases) assumed or incurred in connection with any such expenditures.

“Capitalized Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with Generally Accepted Accounting Principles.

“Cash Collateral Account” means the special cash collateral account established pursuant to Section 3.3 of this Agreement.

“Cash Equivalents” means (i) securities issued or unconditionally guaranteed by the United States of America or any agency or instrumentality thereof, backed by the full faith and credit of the United States of America and maturing within 90 days from the date of acquisition, or capable of being readily traded, (ii) commercial paper issued by any Person organized under the Laws of the United States of America, maturing within 90 days from the date of acquisition and, at the time of acquisition, having a rating of at least “A-1” or the equivalent thereof by Standard & Poor’s Ratings Services (“S&P”) or at least “P-1” or the equivalent thereof by Moody’s Investors Service, Inc. (“Moody’s”), (iii) time deposits (which shall not include demand deposit accounts) and certificates of deposit maturing within 90 days from the date of issuance and issued by a bank or trust company organized under the Laws of the United States of America or any state thereof that has combined capital and surplus of at least $500,000,000 and that has (or is a subsidiary of a bank holding company that has) a long-term unsecured debt rating of at least “A” or the equivalent thereof by S&P Ratings Services or at least “A2” or the equivalent thereof by Moody’s, (iv) repurchase obligations with a term not exceeding seven (7) days with respect to underlying securities of the types described in clause (i) above entered into with any bank or trust company meeting the qualifications specified in clause (iii) above, (v) money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (iv) above, and (vi) annuity investments with a maturity date of no more than three (3) years, in an investment fund the substantial majority of whose assets consist of bonds issued by corporations having an unsecured debt rating of “BBB” or better from either S&P or Moody’s, or other cash equivalents described in clauses (i) through (v) above.

“Cash Management Agreement” means any and all cash management or similar agreements entered into or in effect between any Borrower and Bank during the term of this Agreement.

“Casualty or Condemnation Event” means, with respect to any property of any Borrower, any loss of, damage to or condemnation or other taking of, such property for which such Borrower is entitled to receive, or receives, insurance proceeds, condemnation proceeds or other similar proceeds or awards.

“Change in Control” means an event or series of events by which (i) Parent fails to own, directly or indirectly, 100% of all of the issued and outstanding stock and other equity of each of Borrower (other than Parent), (ii) any Person or group of Persons acting in concert as a partnership or other group shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become, after the date hereof, the “beneficial owner” (within the meaning of such term under Rule 13d-3 under the Exchange Act) of Equity Interests of Parent representing Voting Power having the right to elect at least 35% of the members of the Governing Body of Parent; or (iii) the Governing Body of Parent shall cease to consist of a majority of the individuals who constituted the Governing Body of Parent as of the date of this Agreement or who shall have become a member thereof subsequent to the date of this Agreement after having been nominated, or otherwise approved in writing, by at least a majority of individuals who constituted the Governing Body of the Parent as of the date of this Agreement (or their replacements approved as herein required).

“Closing” means the time and place of actual execution and delivery of this Agreement, the Note, and except as waived by Bank, the other documents, instruments, and things required by Section 5.1 hereof.

“Collateral” means, subject to the limitations in Section 8.1(C), all of the assets of each Borrower of every kind, nature and description, wherever located, whether now owned or hereafter acquired, including the following:

(A)           The Mortgaged Property;

(B)           The Assigned Leases and the Rents;

(C)           All amounts that may be owing from time to time by Bank to each Borrower in any capacity, including, without limitation, any balance or share belonging to each Borrower, of any Deposit Accounts or other account with Bank;

(D)           All of each Borrower’s assets which are or may be subject to Article 9 of the Uniform Commercial Code, together with all replacements therefor, additions and accessions thereto, and proceeds (including, but without limitation, insurance proceeds) and products thereof, including, without limitation, the following:

 (1)           Accounts (including, without limitation, notes, drafts, acceptances, letters of credit, and other rights to payment);

 (2)           The Cash Collateral Account, including all monies or securities held in the Cash Collateral Account from time to time;

 (3)           Chattel Paper;

 (4)           Commercial Tort Claims;

 (5)           Deposit Accounts;

 (6)           Documents;

 (7)           Equipment;

 (8)           General Intangibles;

 (9)           Goods;

 (10)         Instruments;

 (11)         Inventory;

 (12)         Investment Property;

 (13)         Letter-of-Credit Rights;

 (14)         Payment Intangibles;

 (15)         Software;

 (16)         Supporting Obligations;

 (17)         Rights as seller of Goods and rights to returned or repossessed Goods;

 (18)         All existing and future leases and use agreements of personal property entered into by each Borrower as lessor with other Persons as lessees, including without limitation the right to receive and collect all rentals and other monies, including security deposits, at any time payable under such leases and agreements;

 (19)         Any existing and future leases and use agreements of personal property entered into by each Borrower as lessee with other Persons as lessors, including without limitation the leasehold interest of such Borrower in such property, and all options to purchase such property or to extend any such lease or agreement;

 (20)         All fixtures of each Borrower (including, but not limited to, all fixtures now or hereafter located on the Mortgaged Property);

 (21)         All moneys of each Borrower and all bank accounts, deposit accounts, lock boxes and other accounts in which such moneys may at any time be on deposit or held and all investments or securities in which such moneys may at any time be invested and all certificates, instruments and documents from time to time representing or evidencing any of the same;

 (22)         All claims of each Borrower in any pending litigation and/or claims for any insurance proceeds;

 (23)         All Records pertaining to any of the Collateral;

(E)           Any and all other assets of each Borrower of any kind, nature, or description and which are intended to serve as collateral for the Loan under any one or more of the Security Documents; and

(F)           All interest, dividends, Proceeds, products, rents, royalties, issues and profits of any of the property described above and all notes, certificates of deposit, checks and other instruments from time to time delivered to or otherwise possessed by Bank for or on behalf of each Borrower in substitution for or in addition to any of said property.

“Commitment Fee” means the fully earned and non-refundable fee payable by Borrowers to Bank at Closing in accordance with the terms of the Fee Letter.

“Compliance Certificate” means a fully completed and duly executed certificate delivered by Parent to Bank and in the form attached hereto as Exhibit “A”.

“Consolidated Fixed Charges” means for the Parent and its consolidated Subsidiaries, without duplication, the sum of (i) interest expense, whether paid or accrued, including the interest component of any payments with respect to Capitalized Leases, plus (ii) rent and lease expense, plus (iii) income taxes, plus (iv) current maturities of long-term Indebtedness (excluding Hedging Obligations); provided however, with respect to the Loan Advances included in the definition of Indebtedness, current maturities of long-term Indebtedness shall mean only regularly scheduled amortization payments over the prospective 12-month period (if any) and not the outstanding principal balance of the Loan Advances under the Revolver Loan which are due on the Maturity Date. Items (i) through (iv) are based on the actual amounts recorded in the Company’s consolidated financial statements for the applicable periods.

“Credit Agreement Joinder Agreement” means the Credit Agreement Joinder Agreement; substantially in the form attached hereto as Exhibit B.

“Daily Adjusted LIBOR Rate” means, for each day, an interest rate equal to the sum of (i) the applicable Daily LIBOR Rate, plus (ii) the Applicable Margin.

“Daily LIBOR Rate” means, for any day, a per annum rate of interest equal to LIBOR as determined by Bank from Reuters for the 30-Day LIBOR Rate on such day. The Daily LIBOR Rate shall change effective on each date on which the 30-Day LIBOR Rate changes.

“Daily LIBOR Rate Notice” means a written notice given to Bank by a Parent’s Representative providing for the Borrowers’ election for all or any portion (but if a portion, in increments of not less than $1,000,000.00) of the outstanding principal balance of the Revolver Loan to bear interest at the applicable Daily Adjusted LIBOR Rate thereafter, such notice to be given at least two (2) Business Days prior to and specifying the date of the commencement thereof; provided, however, that, except as may be waived by Bank in Bank’s discretion, (i) in no event may the Daily LIBOR Rate apply until the expiration of any current LIBOR Rate Interest Period, (ii) if any such Daily LIBOR Rate Notice would cause there to be more than four (4) Interest Rates in effect with respect to the Revolver Loan on the day of the commencement of the Daily LIBOR Rate, then such Daily LIBOR Rate Notice shall not be effective with respect to such Revolver Loan Advances, and (iii) if any such Daily LIBOR Rate Notice is not timely received or is otherwise not properly made, such Daily LIBOR Rate Notice, at Bank’s election, shall not be effective.

“Debt Issuance” means the issuance or sale by any Borrower of any debt securities, whether in a public offering of such securities or otherwise.

“Default” means the occurrence of an event described in Section 9.1 hereof regardless of whether there shall have occurred any passage of time or giving of notice that would be necessary in order to constitute such event as an Event of Default.

“Default Costs” means all Indemnified Losses incurred by Bank by reason of a Default.

“Default Rate” means a variable per annum rate of interest equal to the lesser of (1) two percent (2%) in excess of the Interest Rate then in effect, or (2) the maximum rate allowed by applicable Laws.

“Deposit Accounts” means all bank accounts and other deposit accounts and lock boxes included in the Collateral or established for the benefit of Bank pursuant to the terms of any of the Loan Documents.

“Drug Laws” means all Laws of any Jurisdiction relating to the manufacture, production, distribution, or development of drugs and drug products, including without limitation, the Federal Food, Drug and Cosmetic Act.

“EBITDA” shall mean for the Parent and its consolidated Subsidiaries for any period, on a consolidated basis for the Parent and its consolidated subsidiaries, the sum of the amounts for such period, without duplication, of (i) Net Income, plus (ii) interest expense, plus (iii) income taxes, plus (iv) depreciation and amortization.  For non-cash items listed above in this definition, such items shall be based on the actual amounts reflected as an adjustment to reconcile Net Income to net cash provided by operating activities on the consolidated statements of cash flows for the applicable period.  For all other items, such items shall be based on the actual amounts reflected in the other consolidated financial statements, solely to the extent deducted in the calculation of Net Income.

“Eligible Assignee” means (i) an Affiliate of Bank, (ii) any Person that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit, so long as such Person or its assets are administered or managed by Bank or an Affiliate of Bank, (iii) any Person that is an assignee as a successor to the commercial lending business operated by Bank, or (iv) any other Person approved by Bank and Parent, such approval not to be unreasonably withheld or delayed.

“Eligible Participant” means (i) an Affiliate of Bank; (ii) a commercial bank organized under the laws of the United States, or any State thereof, and having combined capital and surplus of at least $250,000,000.00; (iii) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having combined capital and surplus of at least $250,000,000.00; (iv) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) organized under the laws of the United States, or any State thereof, that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having combined capital and surplus of at least $250,000,000.00; and (v) any other Person approved by Bank and Parent, such approval not to be unreasonably withheld or delayed.

“Environmental Laws” means all Laws of any Jurisdiction relating to the governance or protection of the environment, including without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980 (“CERCLA”), as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), the Resource Conservation and Recovery Act (“RCRA”), as amended (42 U.S.C. Sections 6901, et seq.), the Clean Water Act, as amended (42 U.S.C. Sections 7401, et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. Sections 2601, et seq.).

“Equity Agreements” means any and all agreements of whatever kind by, between or among any Borrower and the Equity Owners of such Borrower and relating to the Equity Interests.

“Equity Interests” means any and all ownership or other equitable interests in the applicable Person, including any interest represented by any capital stock, membership interest, partnership interest, or similar interest, but specifically excluding any interest of any Person solely as a creditor of the applicable Person.

“Equity Issuance” means (i) the issuance, sale or other disposition by Parent of its Equity Interests, any rights, warrants or options to purchase or acquire any Equity Interests, or any other security or instrument representing, convertible into or exchangeable for any Equity Interest in Parent, and (ii) the receipt by Parent of any capital contribution (whether or not evidenced by any security or instrument); provided, however, that the term “Equity Issuance” shall not include (x) any rights, warrants or options issued to directors, officers or employees of any Borrower pursuant to bona fide employee benefit plans established in the Ordinary Course of Business and any capital stock issued upon the exercise thereof, or (y) any Equity Interest issued or sold in connection with any Permitted Acquisition and constituting all or a portion of the applicable purchase price.

“Equity Owner” means any Person owning an Equity Interest.

“Equity Owners’ Equity” means, at any time, the sum of the following accounts set forth in a consolidated balance sheet of Parent, adjusted to U.S. Dollars by means of applicable foreign currency exchange rates and prepared in accordance with Generally Accepted Accounting Principles consistently applied:

(A)          The par or stated value of all outstanding Equity Interests;

(B)           Capital surplus; and

(C)           Retained earnings.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time, and the regulations and published interpretations thereof.

“ERISA Affiliate” means any Person that would be treated as a single employer with any Borrower or any of its subsidiaries pursuant to Section 414(b) or 414(c) of the Internal Revenue Code.

“ERISA Event” means any of the following with respect to a Plan that is maintained or contributed to by any Borrower or an ERISA Affiliate: (i) the occurrence of a Reportable Event, (ii) the occurrence of a complete or partial withdrawal (within the meaning of Section 4201(a) of ERISA) by any Borrower or any ERISA Affiliate from a Plan that results in liability under ERISA, or the receipt by any Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to ERISA or that it intends to terminate or has terminated under ERISA, (iii) the distribution by any Borrower or any ERISA Affiliate under ERISA of a notice of intent to terminate any Plan pursuant to Section 4041(a) of ERISA or the taking of any action to terminate any Plan governed by Title IV of ERISA, (iv) the commencement of proceedings by the PBGC under ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by any Borrower or any ERISA Affiliate of a notice from any Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, (v) the institution of a proceeding by any fiduciary of any Multiemployer Plan against any Borrower or any ERISA Affiliate to enforce Section 515 of ERISA, which is not dismissed within thirty (30) days, (vi) the imposition upon any Borrower or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under ERISA, or the imposition or threatened imposition of any Lien upon any assets of any Borrower or any ERISA Affiliate as a result of any alleged failure to comply with the Internal Revenue Code or ERISA in respect of any Plan, (vii) the engaging in or otherwise becoming liable for a Prohibited Transaction by any Borrower or any ERISA Affiliate, (viii) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Internal Revenue Code by any fiduciary of any Plan for which any Borrower or any of its ERISA Affiliates is directly or indirectly liable, (ix) the adoption of an amendment to any Plan that, pursuant to the Internal Revenue Code, results in the loss of the tax-exempt status of the trust of which such Plan is a part, or (x) any Borrower or an ERISA Affiliate fails to timely provide security to such Plan in accordance with Section 401(a)(29) of the Internal Revenue Code.

“Event of Default” means the occurrence of an event described in Section 9.1 hereof provided that there shall have occurred any passage of time or giving of notice that would be necessary in order to constitute such event as an Event of Default under Section 9.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“Existing Indebtedness” means Indebtedness of each Borrower as reflected on the Most Recent Financial Statements, and which Indebtedness is not being paid or defeased with the proceeds of the Loan at Closing.

“Existing Investments” means Investments of each Borrower as reflected on the Most Recent Financial Statements.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Borrower not in the Ordinary Course of Business, including, without limitation, proceeds from dispositions of assets outside the Ordinary Course of Business, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof) and indemnity payments.

“Fee Letter” means that certain amended and restated letter agreement dated the Closing Date issued by Borrowers in favor of Bank and identified as the “Fee Letter”.

“Fees” means the Unused Fee, the Commitment Fee and the Letter of Credit Facility Fee.

“Financial Covenant Default” means a Default arising out of any Borrower’s failure to comply with any covenant provided under Section 7.3 of this Agreement.

“Financial Statements” means the Most Recent Financial Statements and the income statements, balance sheets and other financial statements required to be delivered by Borrowers in accordance with this Agreement.

“Financing Statements” means the UCC-1 financing statements (including any amendments and continuations) and UCC-3 financing statements required hereunder or under any other Security Document.

“Fiscal Year” means a twelve-month period of time commencing on the first day of January.

“Fiscal Year-End” means the end of each Fiscal Year.

“Fixed Charge Coverage Ratio” means for the Parent and its consolidated Subsidiaries for each fiscal quarter and the immediately preceding three (3) fiscal quarters, without duplication, the sum of (i) EBITDA for such period, plus (ii) rent and lease expense, solely to the extent deducted in the calculation of Net Income, plus (iii) recognized share-based compensation expense, solely to the extent deducted in the calculation of Net Income, plus (iv) one-time non-cash charges, solely to the extent deducted in the calculation of Net Income, including, without limitation, those related to Permitted Acquisitions, plus (v) non-cash expenses for fair value adjustments related to interest rate swaps, minus (vi) non-cash gains for fair value adjustments related to interest rate swaps, minus (vii) Capital Expenditures which are not expended as part of Permitted Acquisitions, plus (viii) [intentionally omitted], minus (ix) Restricted Payments, minus (x) all net earn-out payments made during such period in connection with Permitted Acquisitions (excluding, for the avoidance of doubt, all up-front payments made at the closing of such Permitted Acquisition, to the extent such payments constitute or could be characterized or considered as advance payment of earn-out amounts), divided by Consolidated Fixed Charges.  For non-cash items listed above in this definition, such items shall be based on the actual amounts reflected as an adjustment to reconcile Net Income to net cash provided by operating activities on the consolidated statements of cash flows for the applicable period.  For all other items listed above in this definition, such items shall be based on the actual amounts reflected in the relevant consolidated financial statements delivered for such period under the terms of this Agreement.  Notwithstanding anything to the contrary herein, Bank acknowledges that the Parent consummated the Specified Repurchase on July 17, 2012 and the purchase price paid for the Parent’s Equity Interests repurchased pursuant to the Specified Repurchase (including any premium paid for such Equity Interests over their then current market price, however accounted for under Generally Accepted Accounting Principles, but excluding any direct and incremental transaction costs and expenses) was $10,000,000 in the aggregate.  With respect to the fiscal quarter ended September 30, 2012 (the fiscal quarter in which the Specified Repurchase was consummated), the Bank agrees for purposes of calculating the Fixed Charge Coverage Ratio, to permit the Parent and its consolidated Subsidiaries to (1) exclude from Restricted Payments (x) up to $10,000,000 in the aggregate for the purchase price paid for the Parent’s Equity Interests repurchased pursuant to the Specified Repurchase (including any premium paid for such Equity Interests over their then current market price, however accounted for under Generally Accepted Accounting Principles, but excluding any direct and incremental transaction costs and expenses otherwise added back to EBITDA pursuant to clause (2) hereinbelow), and (y) up to $400,000 in the aggregate of direct and incremental transaction costs and expenses to the extent not treated as operating costs and not otherwise included as an addback to EBITDA pursuant to clause (2) hereinbelow, and (2) add to EBITDA up to $400,000 in the aggregate of direct and incremental transaction costs and expenses (to the extent deducted from the calculation of Net Income) incurred in connection with the Specified Repurchase.

“Generally Accepted Accounting Principles” means accounting principles generally accepted in the United States of America, in effect from time to time and applied in a manner consistent with those used in preparing such financial statements as have heretofore been furnished to Bank by the applicable Person.

“Governing Body” means the board of directors of a Person (or any Person or group of Persons exercising similar authority).

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, any Governmental Authority.

“Governmental Authority” means any nation or government and any political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining thereto, which has or asserts jurisdiction over Bank, Borrower, or any property of any of them.

“Hazardous Materials” and “Hazardous Substances” means “hazardous materials” and “hazardous substances” as defined under any applicable Environmental Law.

“Hedging Contract” means:  (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement; and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement including any such obligations or liabilities under any such master agreement (in each case, together with any related schedules).

“Hedging Obligations” means, in respect of any one or more Hedging Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Contracts, the amount owed by the Borrowers for each of the following: (a) for any date on or after the date such Hedging Contracts have been closed out and termination values determined in accordance therewith, such termination values, and (b) for any date prior to the date referenced in clause (a), the amounts determined as the mark to market values for such Hedging Contracts, as determined based upon one or more mid market or other readily available quotations provided by any recognized dealer in such Hedging Contracts (which may include Bank or any Affiliate of Bank). The amount of any net obligations under any Hedging Contract on any date shall be deemed to be the Hedging Obligations thereof as of such date.

“Improvements” means any improvements located on the Real Property (including, but not limited to the “Improvements” as defined in the Mortgage).

“Income Tax Expense” and “Income Tax Benefit” means the income tax expense or benefit of Borrowers for the applicable period (to the extent included in the computation of Net Income), determined in accordance with Generally Accepted Accounting Principles.

“Incurable Default” means  a Default set forth in paragraphs (D) through (L), inclusive, of Section 9.1 of this Agreement.

“Indebtedness” means all items of indebtedness, obligation or liability, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several, including, but without limitation or duplication:

(A)          All indebtedness guaranteed, directly or indirectly, in any manner, or endorsed (other than for collection or deposit in the Ordinary Course of Business) or discounted with recourse;

(B)           All indebtedness in effect guaranteed, directly or indirectly, through agreements, contingent or otherwise:

 (1)           to purchase such indebtedness; or

 (2)           to purchase, sell or lease (as lessee or lessor) property, products, materials or supplies or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to assure the owner of the indebtedness against loss; or

 (3)           to supply funds to or in any other manner invest in the debtor; and

(C)           All indebtedness secured by (or which the holder of such indebtedness has a right, contingent or otherwise, to be secured by) any Lien upon property owned or acquired subject thereto, whether or not the liabilities secured thereby have been assumed.

“Indemnified Losses” means all damages, dues, penalties, fines, costs, amounts paid in settlement, taxes, losses, expenses, and fees, including court costs and Attorneys’ Fees and expenses.

“Information Certificate” means that certain Information Certificate executed by each Borrower to Bank of even date herewith, and includes any amendment or supplement to or modification or restatement of such Information Certificate from time to time.

“Interest Rate” means the actual interest rate at which all or any portion of the outstanding principal amount of each Loan bears interest from time to time during the term of this Agreement.

“Investment” means any loan or advance to any Person, any purchase or other acquisition of any capital stock or other ownership or profit interest, warrants, rights, options, obligations or other securities of such Person, any capital contribution to such Person or any other investment in such Person.

“Joinder Agreements” means, collectively with respect to each Person first becoming a Borrower after the Closing Date, (i) the Credit Agreement Joinder Agreement and (ii) the Revolver Loan Note Joinder Agreement hereafter executed and delivered by such Person.

“Jurisdiction” means each and every nation or any political subdivision thereof.

“Knowledge” means the actual knowledge of a Person or the knowledge such Person could be reasonably expected to obtain upon a reasonable investigation and due inquiry.

“Land” means the “Land” as defined in the Mortgage.

“Laws” means each and all laws, treaties, ordinances, statutes, rules, regulations, orders, injunctions, writs or decrees of any Governmental Authority, or any court or similar entity established by any thereof, whether now in effect or hereafter enacted.

“Letter of Credit” means any letter of credit issued pursuant to Section 3.1 of this Agreement.

“Letter of Credit Advances” means all amounts owing to Bank under any Letter of Credit Agreement, including, without limitation, all drafts paid by Bank under any Letter of Credit and with respect to which and to the extent that Bank has not been reimbursed.

“Letter of Credit Agreement” means this Agreement and any other agreement of any Borrower with Bank and relating to any Borrower’s obligation to reimburse Bank with respect to amounts paid under any Letter of Credit and/or the granting of a Lien to Bank to secure any such obligation, together with any and all extensions, revisions, modifications or amendments at any time made thereto.

“Letter of Credit Commitment” means the commitment of Bank, subject to the terms of this Agreement, to issue for the account of any Borrower Letters of Credit in a maximum stated amount at any time outstanding for all Borrowers up to (i) the lesser of Five Million and 00/100 Dollars ($5,000,000.00), or the Unused Revolver Loan Commitment, minus (ii) the aggregate Available Amount under any outstanding Letters of Credit.

“Letter of Credit Exposure” means, as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate amount of all unreimbursed drawings under all outstanding Letters of Credit.

“Letter of Credit Facility Fee” means a per annum fee payable by the Borrowers to Bank with respect to each Letter of Credit, such fee to be payable quarterly in advance upon the issuance of such Letter of Credit and on the first day of each fiscal quarter thereafter, so long as such Letter of Credit remains outstanding, and equal to one percent (1.0%) of the Available Amount of such Letter of Credit (with the fee for any partial Quarter being prorated for the actual number of days remaining in such Quarter before the scheduled expiry of such Letter of Credit, calculated on a 365/366-day basis, as applicable).  Bank acknowledges receipt of the Letter of Credit Facility Fee paid by Borrowers prior to the date hereof through the period ending June 30, 2013, with respect to the sole Letter of Credit existing on the date of Closing.

“Liabilities” means all Indebtedness that, in accordance with Generally Accepted Accounting Principles, should be classified as liabilities on a balance sheet of a Person; provided however, that in calculating the financial ratio of Senior Liabilities to Tangible Net Worth as set forth in Section 7.3(A), there shall be excluded from Liabilities any deferred tax liability to the extent the same appears on the balance sheet of any Borrower and is attributable to deferred tax liability arising out of any Permitted Acquisition.

“LIBOR” means for any day, the rate for U.S. dollar deposits for the relevant 1-month, 2-month, or 3-month period (each, an “Interest Period”) as reported on the Reuters Screen LIBOR01 page as of 11:00 a.m., London time, on the second London business day before the relevant Interest Period begins (or if not so reported, then as determined by Bank from another recognized source or interbank quotation). If the “Daily LIBOR Rate” option is selected, then the rate will equal LIBOR for the 1-month Interest Period as the same may change on a daily basis. Interest on the outstanding principal amount shall be calculated using the actual number of days elapsed on a 360-day calendar year.  LIBOR shall be calculated as to the quotient obtained (stated as an annual percentage rate rounded upward to the next higher 100th of 1%) by dividing (A) LIBOR for the relevant Interest Period on such day by (B) 1.00 minus any Reserve Requirement for such Interest Period (expressed as a decimal).

“LIBOR Rate Borrowing” means each Revolver Loan Advance (whether bearing interest at the Daily LIBOR Rate Notice, 30-Day LIBOR Rate, 60-Day LIBOR Rate or a 90-Day LIBOR Rate.

“LIBOR Rate Interest Period” means any applicable 30-Day LIBOR Rate Interest Period, 60-Day LIBOR Rate Interest Period, or 90-Day LIBOR Rate Interest Period.

“LIBOR Rate Notice” means any applicable Daily LIBOR Rate Notice, 30-Day LIBOR Rate Notice, 60-Day LIBOR Rate Notice or 90-Day LIBOR Rate Notice.

“Lien” means any mortgage, pledge, encumbrance, charge, security interest, lien, assignment or other preferential arrangement of any nature whatsoever that is tantamount to a lien, including any conditional sale agreement or other title retention agreement.

“Liquid Assets” means property not the subject of any Lien (other than the Bank’s Liens) or other restriction on transfer comprised of (i) securities traded on a nationally recognized securities exchange market in the United States, (ii) any of the following with at least an “A” or higher rating from S&P or Moody’s: asset-backed securities, government notes, municipal bonds and auction rate securities and (iii) Cash Equivalents.

“Loan” means each loan and other extensions of credit, if any, being made by Bank to each Borrower pursuant to this Agreement, including, but not limited to, the Revolver Loan and the Letters of Credit.

“Loan Advances” means all outstanding Advances of the Loans.

“Loan Documents” means this Agreement, the Revolver Loan Note, the Security Documents, each Borrower’s Closing Certificate, the Information Certificate and any and all other agreements, documents and instruments of any kind executed or delivered at or after the Closing in connection with, or evidencing, securing, guaranteeing or relating to, the Loan, whether heretofore, simultaneously herewith or hereafter delivered, together with any and all extensions, revisions, modifications or amendments at any time made to any of the foregoing; provided, however, Loan Documents shall not include any Hedging Contracts.

“Material Adverse Change” means the occurrence of an event giving rise to a Material Adverse Effect.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, or properties of Borrowers, taken as a whole,  (b) the ability of Borrowers, taken as a whole, to perform their Obligations under any Loan Document to which it is or is to be a party, or (c) the priority of any Lien of Bank relating to a material part of the Collateral as provided under the terms of any Security Document.

“Material Contract” means any contract or agreement to which any Borrower is a party (other than any employment contract entered into in the Ordinary Course of Business and Plans), by which any of them or their respective properties is bound or to which any of them is subject and that is required to be filed as an exhibit to any Borrower’s registration statements or periodic reports (including on Forms 10-Q and 10-K) submitted to the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the rules and regulations from time to time promulgated thereunder, or under the Exchange Act.

“Month-End” means the last day of each calendar month during the term of this Agreement, or the date utilized by the Borrower as its month end for accounting purposes.

 “Mortgage” means any and all Mortgage and Security Agreements, Deeds of Trust, Deeds to Secure Debt or similar documents at any time executed and delivered by any Borrower in favor of Bank, and includes any and all extensions, revisions, modifications or amendments at any time made thereto.

“Mortgaged Property” means the “Mortgaged Property” as defined in the Mortgage.

“Most Recent Financial Statements” means the audited balance sheet and income statement of Parent and its consolidated Subsidiaries dated as of December 31, 2011.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Net Cash Proceeds” means, without duplication, (i) in the case of any Equity Issuance or Debt Issuance, the aggregate cash payments received by any Borrower less reasonable fees and expenses incurred by such Borrower in connection therewith, (ii) in the case of any Casualty or Condemnation Event, the aggregate cash proceeds of insurance, condemnation awards and other compensation received by any Borrower in respect of such Casualty or Condemnation Event less (y) reasonable fees and expenses incurred by any Borrower in connection therewith and (z) contractually required repayments of Indebtedness to the extent secured by Liens on the property subject to such Casualty or Condemnation Event and any income or transfer taxes paid or payable by or for the account of such Borrower as a result of such Casualty or Condemnation Event, and (iii) in the case of any Asset Disposition, the aggregate cash payments received by any Borrower in connection therewith, less (w) reasonable fees and expenses incurred by any Borrower in connection therewith, (x) Indebtedness to the extent the amount thereof is secured by a Lien on the property that is the subject of such Asset Disposition and the transferee of (or holder of the Lien on) such Property requires that such Indebtedness be repaid as a condition to such Asset Disposition, (y) any income or transfer taxes paid or payable by or for the account of such Borrower as a result of such Asset Disposition, and (z) a reasonable reserve for potential indemnification liability.

“Net Income” means the net income of the Borrowers as reflected in the consolidated financial statements for the applicable period as determined in accordance with Generally Accepted Accounting Principles, but excluding for purposes of determining any financial ratios under this Agreement, all Extraordinary Receipts and any Income Tax Expense on such Extraordinary Receipts and any Income Tax Benefit on account of such Extraordinary Receipts.

“Non-Capitalized Lease” means any lease other than a Capitalized Lease.

“Note” means the Revolver Loan Note.

“Notice of Issuance” means a notice from any Borrower to Bank to be made by telephone and confirmed in writing, specifying therein the information as may be reasonably required by Bank with respect to the issuance of any Letter of Credit under this Agreement.

“Obligations” means the Loans, interest thereon, fees owing in connection therewith, Hedging Obligations owed by a Borrower to Bank or any affiliate of Bank, and all other obligations (including obligations of performance) and liabilities of any Borrower to Bank of every kind and description whatsoever, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, contracted or arising, or acquired by Bank from any source, joint or several, liquidated or unliquidated, regardless of how they arise or by what agreement or instrument they may be evidenced or whether they are evidenced by any agreement or instrument, and whether incurred as maker, endorser, surety, guarantor, general partner, drawer, tort-feasor, indemnitor, account party with respect to a letter of credit or otherwise, and arising out of, incurred pursuant to and/or in connection with any Loan Document, and any and all extensions and renewals of any of the same, including but not limited to the obligation:

(A)          To pay the principal of and interest on the Revolver Loan Note in accordance with the respective terms thereof and/or hereof, including any and all extensions, modifications, restatements and renewals thereof and substitutions therefor;

(B)           To pay, repay or reimburse Bank for all amounts owing hereunder and/or under any of the other Loan Documents, including the Reimbursement Obligation and all Indemnified Losses and Default Costs;

(C)           To pay, repay or reimburse to Bank or any affiliate of Bank with respect to all obligations under any Hedging Contracts; and

(D)           To reimburse Bank, on demand, for all of Bank’s expenses and costs, including the fees and expenses of its counsel, in connection with the preparation, administration, amendment, modification, or enforcement of this Agreement and the documents required hereunder, including, without limitation, any proceeding brought or threatened to enforce payment of any of the obligations referred to in the foregoing paragraphs (A), (B), and (C).

“Ordinary Course of Business” means an action taken by a Person only if:

(A)          Such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(B)           Such action is not required to be authorized by the Governing Body of such Person; and

(C)           Such action is similar in nature and magnitude to actions customarily taken, without any authorization by any Governing Body, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Organizational Documents” means (i) the certificate or articles of incorporation and the bylaws of a corporation, (ii) the partnership agreement and any statement of partnership of a general partnership, (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (iv) the articles of organization or formation and the operating agreement of a limited liability company, (v) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person, and (vi) any amendment to any of the foregoing.

“Parent” means Theragenics Corporation, a Delaware corporation.

“Parent’s Representatives” means the president, chief executive officer, chief financial officer, and controller of Parent, and any other Person designated by Parent as Parent’s Representatives under this Agreement.

“Participant” means any bank, financial institution, Affiliate of Bank, or other entity which enters into a participation agreement with Bank with respect to all or a portion of its rights and obligations under this Agreement.

“Payment Default” means a Default that can be cured with the payment of money.

“Payment Due Date” means, with respect to Revolver Loan Advances, the last day of the 30-Day LIBOR Rate Interest Period,  60-Day LIBOR Rate Interest Period or 90-Day LIBOR Rate Interest Period, as applicable, or in the case of Revolver Loan Advances bearing interest at the Daily LIBOR Rate, the first day of each calendar month.

“Permitted Acquisition” means Acquisitions after the date hereof if (i) the business acquired is a Permitted Line of Business; (ii) consideration for such Acquisition, plus the consideration paid for all Acquisitions by all Borrowers on a cumulative basis on and after the date hereof, does not exceed the aggregate amount of $10,000,000 (which consideration shall include, without limitation, securities issued by any Borrower, each Borrower’s property (such securities and property to be valued at their fair market value on the date of such Acquisition), cash, and the amount of all Indebtedness assumed in the case of each asset purchase or acquired in the case of each equity purchase); (iii) immediately after the Acquisition, the business so acquired (and the assets constituting such business) shall be owned and operated by a Borrower and if acquired via an equity purchase, such Person shall contemporaneously execute and deliver the Joinder Agreements and comply with all other conditions required therein; and (iv) Parent shall have delivered to Bank a pro-forma compliance certificate demonstrating that, on a pro-forma basis, after giving effect to the Acquisition, such Acquisition would not give rise to a Default as of the consummation of the Acquisition, or a Financial Covenant Default as of the four Quarter-Ends immediately following the Acquisition based on such pro-forma projections.  Any Acquisition consented to by Bank in writing shall also constitute a “Permitted Acquisition” hereunder.

“Permitted Indebtedness” means:

(A)          The Loans;

(B)           The Existing Indebtedness;

(C)           Indebtedness otherwise expressly permitted under the terms of this Agreement or any other Loan Document, if any;

(D)           Indebtedness incurred in the Ordinary Course of Business and not incurred through the borrowing of money, provided that such Indebtedness is either Unsecured Indebtedness or Indebtedness secured by a Permitted Lien;

(E)           During the year prior to the Revolver Loan Maturity Date in effect at the time such letter of credit is issued or renewed, and thereafter, Indebtedness in the form of reimbursement obligations owing from time to time to the issuer of any letter(s) of credit obtained by each Borrower to replace one or more expiring Letters of Credit issued hereunder;

(F)            Intercompany Indebtedness from any Borrower to another Borrower;

(G)           Indebtedness existing or arising under any Hedging Contract provided that (i) such Indebtedness was incurred by such Borrower in the Ordinary Course of Business for the purpose of directly mitigating interest rate risks and not for purposes of speculation or taking a “market view” and (ii) such Hedging Contract does not contain any provision exonerating the non defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(H)           Purchase money Indebtedness incurred in the Ordinary Course of Business and not exceeding, for all Borrowers on a cumulative basis, $1,000,000 in any given Fiscal Year; and

(I)             Indebtedness not otherwise described in clauses (A) through (H) of this definition, not to exceed $5,000,000 at any time outstanding.

“Permitted Investments” means:

(A)           Cash Equivalents;

(B)           Purchases and acquisitions of inventory, supplies, materials and equipment in the Ordinary Course of Business;

(C)           Investments consisting of loans and advances to employees for reasonable travel, relocation and business expenses in the Ordinary Course of Business or prepaid expenses incurred in the Ordinary Course of Business;

(D)           Without duplication, Investments consisting of Permitted Indebtedness;

(E)            Existing Investments;

(F)            Other Investments made in accordance with the applicable Borrower’s investment policy as in effect on the date of this Agreement, or as it may be amended with the Bank’s prior written consent, which will not be unreasonably withheld, delayed or conditioned;

(G)           Investments which are Permitted Acquisitions;

(H)           Investments (other than Investments specified in clauses (A) through (G) above) in an aggregate amount that shall not exceed the Threshold Amount for all such Investments during each Fiscal Year;

(I)             Investments arising under Hedging Contracts that otherwise qualify as Permitted Indebtedness;

(J)            Investments by any Borrower in or to another Borrower; and

(K)           Any other Investments that may be approved in writing by Bank from time to time.

“Permitted Liens” means:

(A)           Bank’s Lien;

(B)           Those Liens identified on Schedule 6.11 to the Information Certificate;

(C)           The following Liens, if the granting of such Lien or the attachment of such Lien to the Collateral (i) does not otherwise constitute a Default under the terms of this Agreement, and (ii) does not give rise to a Material Adverse Change:

 (1)           if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings, so long as levy and execution thereon have been stayed and continue to be stayed, and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by Generally Accepted Accounting Principles:

 (a)           Liens for taxes, assessments or charges due and payable and subject to interest or penalty;

 (b)           Liens upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

 (c)           Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens; and

 (d)           Adverse judgments on appeal or covered by insurance (except for permitted deductibles);

 (2)           Pledges or deposits made in the Ordinary Course of Business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;

 (3)           Good faith pledges or deposits made in the Ordinary Course of Business to secure performance of bids, tenders, Contracts (other than for the repayment of borrowed money) or leases, not in excess of ten percent (10%) of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the Ordinary Course of Business; and

 (4)           Purchase money security interests granted in the Ordinary Course of Business to secure not more than one hundred percent (100%) of the purchase price of assets;

(D)           Easements arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property which do not materially detract from the value of such real property or materially interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(E)           Prior to execution and delivery of the Mortgage, all Liens of record as of the date of Closing against the real property owned by each Borrower;

(F)           After execution and delivery of the Mortgage, Liens set forth in the Title Insurance Policy and approved by Bank;

(G)           purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the Ordinary Course of Business;

(H)           Liens in the form of cash collateral required by the issuer of any letter of credit permitted by clause (E) of the definition of “Permitted Indebtedness”;

(I)            Liens in the form of Capitalized Leases, provided that the total amount of Indebtedness secured by such Liens at any time outstanding, together with other Indebtedness incurred and then outstanding pursuant to clause (F) of the definition of “Indebtedness”, shall not exceed $5,000,000; and

(J)            Liens not otherwise permitted under clauses (A) through (I) of this definition, securing obligations not exceeding the Threshold Amount at any time outstanding.

“Permitted Line of Business” means the business engaged in by the Borrowers as of the date of this Agreement, and businesses reasonably ancillary thereto.

“Permitted Transfers of Assets” means:

(A)           Sales of Inventory in the Ordinary Course of Business;

(B)           The sale or exchange of used, obsolete, worn out or surplus Equipment to the extent (y) the Net Cash Proceeds of such sale are applied as a prepayment of any Loan or to purchase other Tangible Property used in the business of any Borrower as provided in Section 2.10(B) hereof, or such Equipment is exchanged for, similar replacement Equipment, or (z) such Equipment is no longer necessary for the operations of a Borrower in the Ordinary Course of Business;

(C)           The sale or disposition of assets outside the Ordinary Course of Business in an aggregate amount that shall not exceed the Threshold Amount for all such sales or dispositions during each Fiscal Year; and

(D)           Any intercompany sale, assignment, transfer or other disposition of any assets between any Borrower and any other Borrower.

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, court or Governmental Authority.

“Petroleum Products” means “petroleum products” as defined under any applicable Environmental Law.

“Place for Payment” means a place for payment as from time to time designated by Bank, which place for payment currently is at the address of Bank as hereinafter provided for with respect to notices.

“Plans” means all Single Employer Plans and multi-employer plans.

“Prohibited Transaction” means a transaction described in Section 406 of ERISA as to which an exemption described in Section 408 of ERISA does not apply.

“Purchase Order” means a valid and binding order for goods to be purchased from any Borrower, which order shall be evidenced by an executed purchase order of the respective Purchaser.

“Purchaser” means any buyer or lessee of Inventory from any Borrower, any customer for whom services have been rendered or materials furnished by any Borrower, and any other Person that is now or may become obligated to any Borrower on an Account.

“Quarter” means a period of time of three consecutive calendar months.

“Quarter-End” means the last day of each of March, June, September, and December, or such other date as the Borrower may utilize for purposes of quarter-end for accounting purposes, as agreed to by Bank.

“Real Property” means the real property owned by any Borrower or in which any Borrower has a leasehold interest, which Real Property is described on Schedule 6.12 of the Information Certificate.

“Records” means correspondence, memoranda, tapes, discs, microfilm, microfiche, papers, books and other documents, or transcribed information of any type, whether expressed in ordinary or machine language, and all filing cabinets and other containers in which any of the foregoing is stored or maintained.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation T”, “Regulation U”, and “Regulation X” means Regulation T, Regulation U, and Regulation X, respectively, of the Board of Governors of the Federal Reserve System as now or from time to time hereafter in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Reimbursement Obligation” means the obligation of the Borrowers to pay the amounts required under Section 3.2 of this Agreement.

“Rents” means all the rents, issues, and profits now due and which may hereafter become due under or by virtue of the Assigned Leases, together with all claims and rights to the payment of money at any time arising in connection with any rejection or breach of any of the Assigned Leases under Bankruptcy Law, including without limitation, all rights to recover damages arising out of such breach or rejection, all rights to charges payable by a tenant or trustee in respect of the leased premises following the entry of an order for relief under Bankruptcy Law in respect of a tenant and all rentals and charges outstanding under the Assigned Leases as of the date of entry of such order for relief.

“Reportable Event” means a “reportable event” as defined in Section 4043(c) of ERISA, but excluding events for which reporting has been waived.

“Reserve Requirement” with respect to a LIBOR Rate Interest Period means the weighted average during the LIBOR Rate Interest Period of the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements during the LIBOR Rate Interest Period) which is imposed under Regulation D.

“Responsible Officer” means, individually or collectively, the president, chief executive officer, chief financial officer, and general counsel of any Borrower.

“Restricted Payments” means any payment by Parent for the purpose of  (i) paying dividends or making any other payment or distribution on account of its Equity Interests, or set aside funds for any of the foregoing, (ii) purchasing, redeeming or otherwise acquiring any Equity Interests or any warrants, rights or options to acquire its Equity Interests, or set aside funds for any of the foregoing, (iii) paying or acquiring any Subordinated Debt, or (iv) acquiring or repaying any notes, advances or loans to Affiliates (other than another Borrower), shareholders and employees of any Borrower; provided, however, Restricted Dividends shall not include dividend payments or other distributions payable solely in common stock.

“Reuters” means the ThomsonReuters PLC reporting service, or if unavailable, such similar service as reasonably determined by the Bank that publishes the British Bankers’ Association interest settlement rates for deposits in U.S. Dollars from time to time.

“Revolver Loan” means the revolving loan facility in the Revolver Loan Amount being provided to the Borrowers in accordance with the terms of Article II of this Agreement.

“Revolver Loan Advances” means all outstanding Advances of the Revolver Loans.

“Revolver Loan Amount” means FORTY MILLION AND 00/100 U.S. DOLLARS ($40,000,000.00), as such amount may be reduced from time to time at Parent’s request, in accordance with Section 2.20 of this Agreement.

“Revolver Loan Commitment” means the commitment of Bank, subject to the terms of this Agreement, to lend to the Borrowers up to the amount of the Revolving Loan Amount, less (A) the Available Amount of the Letters of Credit, (B) any outstanding Letter of Credit Advances, and (C) any prepayments of the Revolver Loan as and when required under Section 2.10(B) of this Agreement.

“Revolver Loan Maturity Date” means October 10, 2015.

“Revolver Loan Note” means that certain Second Amended and Restated Line of Credit Note executed by each Borrower to Bank of even date herewith, in the principal amount of $40,000,000.00, and includes any amendment to or modification or restatement of such note and any promissory note given in extension or renewal of, or in substitution for, such note.

“Revolver Loan Note Joinder Agreement” means the Revolver Loan Note Joinder Agreement; substantially in the form attached hereto as Exhibit C.

“Security Documents” means all documents or instruments of any kind executed or delivered in connection with the Loan, whether delivered prior to, at, or after the Closing, wherein Bank is granted a Lien in Borrower’s assets, and all documents and instruments executed and delivered in connection with any of the foregoing, together with any and all extensions, revisions, modifications, restatements or amendments at any time made to any of such documents or instruments, including but not limited to this Agreement, the Mortgage, the Assignment of Rents and the Financing Statements.

“Senior Liabilities” means the sum of total Liabilities, including Capitalized Leases and all reserves for deferred taxes and other deferred sums appearing on the liabilities side of the balance sheet,  including Hedging Obligations, all in accordance with Generally Accepted Accounting Principles applied on a consistent basis, excluding Subordinated Debt.

“Single-Employer Plans” has the meaning set forth in Section 3(41) of ERISA.

“Solid Wastes” means “solid wastes” as defined under any applicable Environmental Law.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that (after giving effect to any rights of contribution, reimbursement or indemnification to which such Person may be entitled by contract or otherwise) on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Repurchase” shall have the meaning assigned to such term in the Third Amendment to Amended and Restated Credit Agreement, dated as of June 11, 2012, by and among the Borrowers and the Bank.

“Subordinated Debt” means any Indebtedness of any Borrower the subject of a subordination agreement acceptable to and approved by Bank (which approval shall not be unreasonably withheld, conditioned or delayed), provided that any such agreement shall provide, at a minimum, that (a) the Indebtedness owed by such Borrower to any Third Person is expressly subordinated and made junior in right and time of payment to the Obligations of such Borrower under the Loan Documents, and (b) that such Indebtedness shall not permit any payment of principal if such payment would give rise to a Financial Covenant Default, and shall have covenants and undertakings that, taken as a whole, are less restrictive than those contained in the Loan Documents.

“Subsidiary” means, as to any Person (the “first person”), another Person (the “second person”) with respect to which such first person directly or indirectly through one or more intermediaries, controls such second person (and a first person shall be deemed to have control if such first person, directly or indirectly, has rights to exercise Voting Power to elect a majority of the members of the Governing Body of the second person).

“Tangible Net Worth” means total assets minus intangible assets (as defined below) minus Senior Liabilities.  For purposes of this definition, “intangible assets” has the meaning under Generally Accepted Accounting Principles, including, without limitation, the book value of goodwill, franchises, licenses, non-competition agreements, patents, trademarks, trade names, copyrights, service marks, and brand names, plus the amount of any accounts, notes, advances and/or loans to affiliates, shareholders, and employees of the Borrowers shall be subtracted from total assets.

“Tangible Property” means all equipment, machinery, goods, furniture, furnishings, fixtures, supplies, tools, materials, vehicles, books, records, and other tangible personal property that are part of the Collateral.

“Third Person” means a Person not a party to this Agreement.

“Threshold Amount” means $1,000,000.00.

“Title Insurance Company” means a title insurance company reasonably acceptable to Bank in its discretion and authorized under applicable Law to issue a Title Insurance Policy.

“Title Insurance Policy” means one or more standard ALTA form title insurance policies with respect to the Mortgaged Property and acceptable to Bank in its discretion, issued by a Title Insurance Company to Bank upon the Mortgaged Property, subject only to those exceptions and matters of title acceptable to Bank, in Bank’s discretion, including the Permitted Liens.

“Trigger Event” means the occurrence of an Event of Default which arises out of a Payment Default, a Financial Covenant Default, or an Incurable Default.

“Trigger Event Notice” means a writing from Bank to Parent giving notice that a Trigger Event has occurred.

“Unsecured Indebtedness” means Indebtedness not secured by any Lien.

“Unused Fee” means the fee payable by Borrowers to Bank in arrears at the end of each Quarter, as determined by Bank as of such Quarter-End in an amount equal to the product of (i) one-quarter of one percent (0.25%), multiplied by (ii) the daily average of the Unused Revolver Loan Commitment during such Quarter, divided by (iii) four (4); provided that the Unused Fee for any partial quarter shall be prorated for the actual number of days between the date such fee is payable to the most recent Quarter-End to which such fee has been paid or, if no such fee has yet been paid, to the date of the Closing.

“Unused Revolver Loan Commitment” means, at any time (a) the Revolver Loan Commitment at such time, minus (b) the aggregate principal amount of all Revolver Loan Advances and Letter of Credit Advances outstanding at such time.

“Voting Power” means, with respect to any Person, the right to vote for the election of the Governing Body of such Person under ordinary circumstances.

“30-Day Adjusted LIBOR Rate” means, for each respective 30-Day LIBOR Rate Interest Period, an interest rate equal to the sum of (i) the applicable 30-Day LIBOR Rate, plus (ii) the Applicable Margin. The 30-Day Adjusted LIBOR Rate applicable to any Loan shall change on each relevant Payment Due Date and be effective for the next 30-Day Adjusted LIBOR Rate Interest Period (unless another LIBOR Rate Interest Period applies, in accordance with the terms of this Agreement, in which case it shall be effective for the next applicable LIBOR Rate Interest Period).

“30-Day LIBOR Rate” means, as applicable to each respective 30-Day LIBOR Rate Interest Period, a per annum rate of interest equal to LIBOR for a period of one (1) month as determined by Bank from Reuters (or such other source as Bank may select if such a rate index is not available from Reuters).

“30-Day LIBOR Rate Interest Period” means a period of one month from the first day of the applicable 30-Day LIBOR Rate Interest Period to the date one month thereafter, and, with respect to Revolver Loan Advances only, with respect to which a 30-Day LIBOR Rate Notice has been given.

“30-Day LIBOR Rate Notice” means a written notice given to Bank by a Parent’s Representative providing for Borrowers’ election for all or any portion (but if a portion, in increments of not less than $1,000,000.00) of the outstanding principal balance of the Revolver Loan to bear interest at the applicable 30-Day Adjusted LIBOR Rate for a 30-Day LIBOR Rate Interest Period, such notice to be given at least two (2) Business Days prior to and specifying the date of the commencement of the applicable 30-Day LIBOR Rate Interest Period; provided, however, that, except as may be waived by Bank in Bank’s discretion, (i) in no event may any 30-Day LIBOR Rate Interest Period begin until the expiration of any current LIBOR Rate Interest Period, (ii) in no event may a 30-Day Adjusted LIBOR Rate be elected at any time when the corresponding 30-Day LIBOR Rate Interest Period would extend beyond the Revolver Loan Maturity Date, (iii) if any such 30-Day LIBOR Rate Notice would cause there to be more than four (4) Interest Rates in effect with respect to the Revolver Loan on the day of the commencement of the applicable 30-Day LIBOR Rate Interest Period, then such 30-Day LIBOR Rate Notice shall not be effective with respect to such Revolver Loan Advances, and (iv) if any such 30-Day LIBOR Rate Notice is not timely received or is otherwise not properly made, such 30-Day LIBOR Rate Notice, at Bank’s election, shall not be effective.

“60-Day Adjusted LIBOR Rate” means, for each respective 60-Day LIBOR Rate Interest Period, an interest rate equal to the sum of (i) the applicable 60-Day LIBOR Rate, plus (ii) the Applicable Margin. The 60-Day Adjusted LIBOR Rate applicable to any Loan shall change on each relevant Payment Due Date and be effective for the next 60-Day Adjusted LIBOR Rate Interest Period (unless another LIBOR Rate Interest Period applies, in accordance with the terms of this Agreement, in which case it shall be effective for the next applicable LIBOR Rate Interest Period).

“60-Day LIBOR Rate” means, as applicable to each respective 60-Day LIBOR Rate Interest Period, a per annum rate of interest equal to LIBOR for a period of two (2) months as determined by Bank from Reuters (or such other source as Bank may select if such a rate index is not available from Reuters).

“60-Day LIBOR Rate Interest Period” means a period of two months from the first day of the applicable 60-Day LIBOR Rate Interest Period to the date two months thereafter, and with respect to which a 60-Day LIBOR Rate Notice has been given.

“60-Day LIBOR Rate Notice” means a written notice given to Bank by a Parent’s Representative providing for Borrowers’ election for all or any portion (but if a portion, in increments of not less than $1,000,000.00) of the outstanding principal balance of the Revolver Loan to bear interest at the applicable 60-Day Adjusted LIBOR Rate for a 60-Day LIBOR Rate Interest Period, such notice to be given at least two (2) Business Days prior to and specifying the date of the commencement of the applicable 60-Day LIBOR Rate Interest Period; provided, however, that, except as may be waived by Bank in Bank’s discretion, (i) in no event may any 60-Day LIBOR Rate Interest Period begin until the expiration of any current LIBOR Rate Interest Period, (ii) in no event may a 60-Day Adjusted LIBOR Rate be elected at any time when the corresponding 60-Day LIBOR Rate Interest Period would extend beyond the Revolver Loan Maturity Date, (iii) if any such 60-Day LIBOR Rate Notice would cause there to be more than four (4) Interest Rates in effect with respect to the Revolver Loan on the day of the commencement of the applicable 60-Day LIBOR Rate Interest Period, then such 60-Day LIBOR Rate Notice shall not be effective with respect to such Revolver Loan Advances, and (iv) if any such 60-Day LIBOR Rate Notice is not timely received or is otherwise not properly made, such 60-Day LIBOR Rate Notice, at Bank’s election, shall not be effective.

“90-Day Adjusted LIBOR Rate” means, for each respective 90-Day LIBOR Rate Interest Period, an interest rate equal to the sum of (i) the applicable 90-Day LIBOR Rate, plus (ii) the Applicable Margin. The 90-Day Adjusted LIBOR Rate applicable to any Loan shall change on each relevant Payment Due Date and be effective for the next 90-Day Adjusted LIBOR Rate Interest Period (unless another LIBOR Rate Interest Period applies, in accordance with the terms of this Agreement, in which case it shall be effective for the next applicable LIBOR Rate Interest Period).

“90-Day LIBOR Rate” means, as applicable to each respective 90-Day LIBOR Rate Interest Period, a per annum rate of interest equal to LIBOR for a period of three (3) months as determined by Bank from Reuters (or such other source as Bank may select if such a rate index is not available from Reuters).

“90-Day LIBOR Rate Interest Period” means a period of three months from the first day of the applicable 90-Day LIBOR Rate Interest Period to the date three months thereafter, and with respect to which a 90-Day LIBOR Rate Notice has been given.

“90-Day LIBOR Rate Notice” means a written notice given to Bank by a Parent’s Representative providing for Borrowers’ election for all or any portion (but if a portion, in increments of not less than $1,000,000.00) of the outstanding principal balance of the Revolver Loan to bear interest at the applicable 90-Day Adjusted LIBOR Rate for a 90-Day LIBOR Rate Interest Period, such notice to be given at least two (2) Business Days prior to and specifying the date of the commencement of the applicable 90-Day LIBOR Rate Interest Period; provided, however, that, except as may be waived by Bank in Bank’s discretion, (i) in no event may any 90-Day LIBOR Rate Interest Period begin until the expiration of any current LIBOR Rate Interest Period, (ii) in no event may a 90-Day Adjusted LIBOR Rate be elected at any time when the corresponding 90-Day LIBOR Rate Interest Period would extend beyond the Revolver Loan Maturity Date, (iii) if any such 90-Day LIBOR Rate Notice would cause there to be more than four (4) Interest Rates in effect with respect to the Revolver Loan on the day of the commencement of the applicable 90-Day LIBOR Rate Interest Period, then such 90-Day LIBOR Rate Notice shall not be effective with respect to such Revolver Loan Advances, and (iv) if any such 90-Day LIBOR Rate Notice is not timely received or is otherwise not properly made, such 90-Day LIBOR Rate Notice, at Bank’s election, shall not be effective.

“Without Notice” means without demand of performance or other demand, advertisement, or notice of any kind to or upon the applicable Person, except as may be required under applicable Laws or by express provision of any Loan Document.

1.2           Accounting Terms.  Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided herein shall be computed in accordance with, Generally Accepted Accounting Principles.

1.3           UCC Terms.  As used herein, unless the context clearly requires to the contrary, terms not specifically defined herein shall have the same respective meanings as are given to those terms in the Uniform Commercial Code as presently adopted and in effect in the State of Delaware (except in cases and with respect to Collateral when the perfection, the effect of perfection or nonperfection, and the priority of a Lien in the Collateral is governed by another Jurisdiction, in which case such capitalized words and phrases shall have the meanings attributed to those terms under such other Jurisdiction).

1.4           Construction of Terms.  Whenever used in this Agreement, the singular number shall include the plural and the plural the singular, pronouns of one gender shall include all genders, use of the terms “herein”, “hereof”, and “hereunder” shall be deemed to be references to this Agreement in its entirety unless otherwise specifically provided, and the word “discretion” means in the sole and absolute discretion of the applicable Person(s).

1.5           Computation of Time Periods.  For purposes of computation of periods of time hereunder, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “through and including”.

1.6           References to Borrower.  Any reference in this Agreement to “Borrower” shall mean each and any Borrower, singularly, and any reference to “Borrowers” shall mean all Borrowers, collectively.

1.7           Computation of Applicable Margin and Financial Covenants. For purposes of computation of the financial covenants set forth in this Agreement, such computation shall be (i) determined by Bank as of each Quarter-End, based on the Compliance Certificate most recently delivered by Parent in accordance with the terms of this Agreement, and (ii) based on an Annualized Rolling Period, if applicable.

ARTICLE II

2.             THE LOAN

2.1           A&R Credit Agreement Advances.  Borrowers acknowledge and agree that (i) all “Obligations” defined in and outstanding under the A&R Credit Agreement on the Closing Date are due and owing under the terms of the A&R Credit Agreement and the other Loan Documents (defined in the A&R Credit Agreement) in accordance with their terms, without setoff, recoupment, counterclaim or other defense as of the date hereof, and (ii) the outstanding principal balance of the “Loan Advances” defined in and outstanding under the A&R Credit Agreement shall constitute Revolver Loan Advances outstanding under the terms of this Agreement.

2.2           General Terms: Revolver Loan.  Subject to the terms hereof, Bank hereby agrees to advance to Parent for the benefit of all Borrowers, from time to time until the Advancement Termination Date, such amounts which shall not exceed, in the aggregate principal amount at any one time outstanding, the Revolver Loan Commitment.  Subject to the terms hereof, the Parent, acting on behalf of all Borrowers, may borrow, repay without penalty or premium, and reborrow hereunder, from the date of this Agreement until the Advancement Termination Date.  If at any time the unpaid principal balance of the Revolver Loan exceeds the amount Borrowers could borrow at such time as set forth herein, the Borrowers shall immediately upon demand of Bank pay or cause to be paid such amounts to Bank, to the extent necessary to reduce the Loan to an amount which Borrowers could borrow at that time.

2.3           [Intentionally omitted].

2.4           Disbursement of the Loan.

(A)           Bank will credit or pay the proceeds of each Revolver Loan Advance to Parent’s deposit account with Bank, or in such other manner as Parent and Bank may agree.

(B)           Except as otherwise provided in a Cash Management Agreement or otherwise agreed in writing between any Borrower and Bank, in order to obtain a Revolver Loan Advance, a Parent’s Representative shall notify Bank not later than 1:00 p.m. (Atlanta, Georgia time) on the Business Day before such Revolver Loan Advance is sought, specifying the date on which such Revolver Loan Advance is sought and the requested amount of the Revolver Loan Advance.  Upon Bank’s receipt of such notice and upon satisfaction of the terms and conditions of this Agreement, Bank will make such funds available to Parent as provided for above, by 10:00 a.m. (Atlanta, Georgia time) on the date for which the Revolver Loan Advance is requested.  Notwithstanding anything contained herein to the contrary, no Borrower shall be entitled to receive nor shall Bank be required to disburse any Revolver Loan Advance after the Advancement Termination Date.

2.5           The Note.  The Borrowers’ obligation to repay the Revolver Loan shall be evidenced by the Revolver Loan Note.

2.6           Interest Rate: Revolver Loan.  (a) Interest on the Revolver Loan shall be calculated as follows: Upon each Revolver Loan Advance, a Parent’s Representative shall deliver to Bank either (i) a 30-Day LIBOR Rate Notice, in which case the applicable Revolver Loan Advance shall bear interest at the applicable 30-Day Adjusted LIBOR Rate during the applicable 30-Day LIBOR Rate Interest Period, (ii) a 60-Day LIBOR Rate Notice, in which case the applicable Revolver Loan Advance shall bear interest at the applicable 60-Day Adjusted LIBOR Rate during the applicable 60-Day LIBOR Rate Interest Period, (iii) a 90-Day LIBOR Rate Notice, in which case the applicable Revolver Loan Advance shall bear interest at the applicable 90-Day Adjusted LIBOR Rate during the applicable 90-Day LIBOR Rate Interest Period or (iv) a Daily LIBOR Rate Notice, in which case the applicable Revolver Loan Advance shall bear interest at the applicable Daily Adjusted LIBOR Rate thereafter until another notice is delivered with respect to the Interest Rate.  Following the expiration of any applicable LIBOR Rate Interest Period, if a Parent’s Representative shall not have timely and properly delivered a LIBOR Rate Notice for a LIBOR Rate Interest Period to commence as of the expiration of the applicable expiring LIBOR Rate Interest Period, then any Revolver Loan Advance shall bear interest at the Daily Adjusted LIBOR Rate thereafter until another notice is delivered with respect to the Interest Rate payable under the Revolver Loan.

(b)           In the event that Borrowers enter into any Hedging Contract with respect to the Revolver Loans or any portion thereof, such portion of the Revolver Loans will on and after such date bear interest on the unpaid principal balance thereof exclusively at the 30-Day Adjusted LIBOR Rate and the principal amount thereof, plus accrued and unpaid interest thereon, shall be due and payable as provided in such Hedging Contract.

2.7           [Intentionally omitted].

2.8           Payments of Principal and Interest: Revolver Loan.  Subject to the provisions of Section 2.6(b) above, principal and interest on the Revolver Loan shall be payable as follows:

 (A)           On the first Payment Due Date following the Closing and on each successive Payment Due Date thereafter until the entire outstanding indebtedness of Revolver Loan is paid in full, Borrowers shall pay to Bank all accrued and unpaid interest on the outstanding principal balance of each Revolver Loan Advance to which such Payment Due Date Relates.

 (B)           If not earlier demanded pursuant to Section 9.3 hereof, the outstanding principal balance of the Revolver Loan, together with all accrued and unpaid interest thereon, shall be due and payable to Bank on the Revolver Loan Maturity Date.

2.9            [Intentionally omitted].

2.10          Prepayment.  Except as otherwise provided herein, Borrower may prepay or cause to be prepaid the principal of any Loan in whole or, from time to time, in part, without premium or penalty (except for any amounts due or which may become due (i) under any the terms of any Hedging Contract in connection with the prepayment of any Loans relating to any such Hedging Contract or (ii) under Section 4.6 of this Agreement).

 (B)           Except as may otherwise be expressly provided for in the Loan Documents to the contrary or waived by Bank in its discretion, (i) promptly upon receipt of any Net Cash Proceeds arising from a Debt Issuance other than Permitted Indebtedness or an Equity Issuance, each Borrower shall pay such Net Cash Proceeds to Bank as a prepayment of the Loans; and (ii) on a date not later than six (6) months from receipt of any Net Cash Proceeds arising from an Asset Disposition other than Permitted Transfers of Assets, or a Casualty or Condemnation Event in excess of the Threshold Amount, each Borrower shall pay such Net Cash Proceeds to Bank as a prepayment of the Loans to the extent such Net Cash Proceeds have not been reinvested in the other Tangible Property used in the business of any Borrower.

 (C)           All partial prepayments, whether voluntary or mandatory, shall be applied first to accrued and unpaid interest then due and payable, and then to outstanding principal, provided that no prepayment shall entitle the Borrowers to cease making any payment as otherwise scheduled hereunder.

2.11          Use of Proceeds: Revolver Loan.  The proceeds of the Revolver Loan may be used to pay fees and expenses associated with the closing of the Revolver Loan and for general corporate purposes, including working capital, Capital Expenditures and the cost of Permitted Acquisitions.

2.12          [Intentionally omitted].

2.13          Multiple Borrowers; Parent as Borrowers’ Agent.  All covenants and indemnities of any Borrower set forth in the Loan Documents shall be joint and several obligations of all Borrowers.  All representations and warranties of any Borrower shall be deemed representations and warranties made by each Borrower, unless the context expressly provides otherwise.  Each Borrower hereby irrevocably appoints the Parent as its true and lawful attorney-in-fact, with full right and power, for purposes of exercising all rights of such Borrower hereunder and under applicable law with regard to the transactions contemplated hereunder. Parent shall act under this Agreement as the agent and representative of itself and each other Borrower for all purposes under this Agreement, including requesting borrowings, selecting at which LIBOR Rate the Revolver Loan or a portion thereof will bear interest, and receiving account statements and other notices and communications to any Borrower from Bank.  Notice by Bank under this Agreement to Parent shall constitute notice to each Borrower.  Bank may rely, and shall be fully protected in relying, on any notice or request for any Loan or Letter of Credit, disbursement instructions, reports, information or any other notice or communication made or given by Parent, whether in its own name, on behalf of any individual Borrower or on behalf of each Borrower, and Bank shall have no obligation to make any inquiry or request any confirmation from or on behalf of any other Borrower as to the binding effect on such Borrower of any such request, instruction, report, information, notice or communication, nor shall the joint and several character of each Borrower’s liability for the Obligations be affected.

2.14           All Loans Constitute One Obligation; Joint and Several Liability.  The Loans and all other Obligations shall constitute one general obligation of the Borrowers, jointly and severally, on a combined basis and shall be secured by Bank’s Lien (if any) upon all of the Collateral (subject to the limitations in Section 8.1(C)).  Each Borrower has requested that Bank make available the Loans and Letters of Credit to the Borrowers to finance their mutual and collective enterprises.  In order to utilize the financial powers of each Borrower on a combined basis and in the most efficient and economical manner, and in order to facilitate the financing of each Borrower’s needs, Bank will make Loans to, and issue Letters of Credit on behalf of, each Borrower on a combined basis and in accordance with the provisions herein set forth.  The businesses of each Borrower are a mutual and collective enterprise, and each Borrower believes that the consolidation of all Obligations under this Agreement will enhance the aggregate borrowing powers of each Borrower and ease the administration of their credit relationship with Bank, all to the mutual advantage of each Borrower.  Bank’s willingness to extend credit to each Borrower and to administer the Collateral therefor, on a combined basis as more fully set forth in this Agreement, is done solely as an accommodation to each Borrower and at their request in furtherance of their mutual and collective enterprise. Each Borrower shall be liable for, on a joint and several basis, and hereby guarantees the timely payment by each Borrower of, all of the Loans and other Obligations, regardless of which Borrower actually may have received the proceeds of any Loan or the benefit of such Loans or any Letter of Credit hereunder or the amount of such Loans received or the manner in which Bank accounts for such Loans or Letters of Credit on its books and records, it being acknowledged and agreed that Loans to, or Letters of Credit issued on behalf of, any Borrower inure to the mutual benefit of each Borrower and that Bank is relying on the joint and several liability of each Borrower in extending the Loans and issuing Letters of Credit hereunder.  The Borrowers hereby unconditionally and irrevocably agree that upon default in the payment when due (whether at stated maturity, by acceleration or otherwise) of any principal of, or interest owed on, any of the Loans or other Obligations, the Borrowers shall forthwith pay the same, without notice or demand, if such default is not cured within any applicable grace period.

2.15           Unconditional Nature of Liability.  Each Borrower’s joint and several liability hereunder with respect to, and guaranty of, the Loans and other Obligations shall, to the fullest extent permitted by applicable law, be unconditional, irrespective of (i) the validity, enforceability, avoidance or subordination of any of the Obligations or of any promissory note or other document evidencing all or any part of the Obligations, (ii) the absence of any attempt to collect any of the Obligations from any other obligor or any Collateral or other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance, granting of any indulgence or departure from any Loan Document provision by Bank with respect to any of the Obligations or any instrument or agreement evidencing or securing the payment of any of the Obligations, or any other agreement now or hereafter executed by any other Borrowers and delivered to Bank, (iv) the failure by Bank to take any steps to perfect or maintain the perfected status of any security interest in or Lien upon, or to preserve its rights to, any of the Collateral or other security for the payment or performance of any of the Obligations, or Bank’s release or exchange of any Collateral or of its Liens upon any Collateral, (v) Bank’s election, in any proceeding instituted under the Bankruptcy Code, for the application of Section 1111(b)(2) of the Bankruptcy Code, (vi) any borrowing or grant of a security interest by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code, (vii) the release or compromise, in whole or in part, of the liability of any Borrower, any guarantor, any surety or any other obligor for the payment of any of the Obligations, (viii) any amendment or modification of any of the Loan Documents or waiver of any Default or Event of Default thereunder (but subject to the terms of such amendment, modification or waiver), (ix) any increase in the amount of the Obligations beyond any limits imposed herein or in the amount of any interest, fees or other charges payable in connection therewith, or any decrease in the same, (x) the disallowance of all or any portion of Bank’s claims against another Borrower for the repayment of any of the Obligations under Section 502 of the Bankruptcy Code, or (xi) any other circumstance that might constitute a legal or equitable discharge or defense of any Borrower, any guarantor, any surety or any other obligor as a result of their status as a guarantor, surety or other obligor under law or equity.  At any time an Event of Default exists, Bank may proceed directly and at once, without notice to any Borrower, any guarantor, any surety or any other obligor, against any Borrower, any guarantor, any surety or any other obligor to collect and recover all or any part of the Obligations, without first proceeding against any other Borrower, guarantor, surety or other obligor or against any Collateral or other security for the payment or performance of any of the Obligations, and each Borrower waives any provision that might otherwise require any Bank under applicable law to pursue or exhaust its remedies against any Collateral or any Borrower, any guarantor, any surety or any other obligor before pursuing such Borrower, such guarantor, such surety or such  other obligor.  Each Borrower consents and agrees that Bank shall be under no obligation to marshal any assets in favor of any Borrower, any guarantor, any surety or any other obligor or against or in payment of any or all of the Obligations.

2.16           No Reduction in Liability for Obligations.  No payment or payments made by a Borrower, guarantor, surety or other obligor or received or collected by Bank from a Borrower or any other Person by virtue of any action or proceeding or any setoff or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, release or otherwise affect the liability of any Borrower, guarantor, surety or other obligor under this Agreement or any Loan Document, each of which shall remain jointly and severally liable for the payment and performance of all outstanding Loans and other Obligations until the Obligation are paid in full, the Revolver Loan Commitment is terminated and all Letters of Credit have terminated, or Bank has been provided with either cash collateral or a back-up letter of credit as provided in Section 2.19 hereof.

2.17           Subordination.  Each Borrower hereby subordinates any claims, including any right of payment, subrogation, contribution and indemnity, that it may have from or against any Borrower, any guarantor, any surety or any other obligor, and any successor or assignee of any other Borrower, any guarantor, any surety or other obligor, including any trustee, receiver or debtor-in-possession, howsoever arising, due or owing or whether heretofore, now or hereafter existing, to the payment in full of all of the Obligations; provided, however, that (a) any Borrower (other than Parent) may make payments to Parent for its allocable share of taxes, and (b) any Borrower may make payments to another Borrower (i) for goods and services, and (ii) so long as no Event of Default is in existence at such time or after giving effect thereto, as repayments of Permitted Investments made by the payee in the payor.

2.18           [Intentionally omitted].

2.19           Termination of Revolver Loan Commitment.  Upon at least five (5) Business Days prior written notice to Bank (or such shorter advance notice as may be agreed to by Bank), Borrowers (acting through Parent) may, at their option, terminate this Agreement and the Revolver Loan Commitment in its entirety, but not partially; provided however, no such termination by Borrowers shall be effective until the full and final payment of the Obligations in cash or immediately available funds and in the case of any Obligations consisting of contingent obligations in respect of outstanding Letters of Credit, Bank’s receipt of either cash or a direct pay letter of credit naming Bank as beneficiary and in form and substance and from an issuing  bank acceptable to Bank, in each case in an amount not less than 105% of the aggregate undrawn stated amount of all such Letters of Credit.

2.20           Voluntary Reduction of Revolver Loan Amount.  The Revolver Loan Amount shall be reduced from time to time, at the Borrowers’ option, upon at least five (5) Business Days’ prior written notice thereof from Parent to Bank specifying (i) the amount by which the Revolver Loan Amount is to be reduced, (ii) the amount of the Revolver Loan Amount after giving effect to such reduction and (iii) the effective date of such reduction.  Each such reduction shall be in an aggregate amount of not less than $2,500,000 (or if greater in integral multiples of $1,000,000 in excess thereof).  Upon the giving of such notice by Parent in accordance with the provisions of this Section, the Revolver Loan Amount shall be automatically and permanently reduced on the effective date of such reduction and the Borrowers shall make any prepayments required by the terms of the last sentence of Section 2.2 of this Agreement in connection therewith.

ARTICLE III

3.             LETTERS OF CREDIT

3.1           Issuance of Letters of Credit.  The Borrowers acknowledge and agree that all “Letters of Credit” defined in and outstanding under the A&R Credit Agreement shall constitute Letters of Credit issued and outstanding under the terms of this Agreement.  Subject to the terms hereof, Parent, on behalf of the Borrowers, may request Bank, on the terms and conditions hereinafter set forth, to issue, and Bank shall issue, additional Letters of Credit for the account of the Borrowers from time to time on any Business Day in an aggregate Available Amount for all Letters of Credit not to exceed at any time the Letter of Credit Commitment on such Business Day.  No Letter of Credit shall have an expiration date (including all rights of the Borrowers or the beneficiary to require renewal) later than the earlier of (i) thirty (30) days before the Revolver Loan Maturity Date, or (ii) one year after the date of issuance thereof, but excluding customary “evergreen” Letters of Credit so long as Borrowers deliver to Bank, not later than (30) days before the Revolver Loan Maturity Date in the case of any “evergreen” Letter of Credit having an expiration date later than the Revolver Loan Maturity Date, immediately available funds equal to 105% of the Letter of Credit Exposure to be held as cash collateral for Borrowers’ reimbursement obligations with respect to the Letters of Credit and all other Obligations.  In order for a Letter of Credit to be issued, a Parent’s Representative shall deliver a Notice of Issuance to Bank not later than 10:30 a.m. (Atlanta, Georgia time) on a date not less than three (3) Business Days prior to the date the issuance of such Letter of Credit is sought, such Notice of Issuance to be accompanied by the form of the Letter of Credit to be issued.  If (i) the requested form of such Letter of Credit is acceptable to Bank in its discretion, and (ii) if required by Bank, upon execution and delivery of a Letter of Credit Agreement in the form of Bank’s standard application for standby letter of credit in form and substance satisfactory to Bank, Bank will, subject to the other terms and conditions of this Agreement, issue such Letter of Credit.  In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

3.2           Reimbursement and Other Payments. The Borrowers agree to pay to Bank immediately upon demand of Bank (i) at the time when Bank shall pay any draft presented under any Letter of Credit, a sum equal to the amount so paid under such Letter of Credit, plus (ii) interest at the Default Rate on any amount remaining unpaid by the Borrowers to Bank under clause (i) above from such time until payment in full.  If Bank is reimbursed for any draw under a Letter of Credit on the same day such draw is honored by Bank, no interest shall accrue on the reimbursement obligations arising from such draw.

3.3           Additional Remedies.  In addition to any rights and remedies Bank may otherwise have under this Agreement, if (i) any Trigger Event shall have occurred, Bank may in its discretion by notice to Parent, declare the obligation of Bank to issue any Letter of Credit to be terminated, whereupon the obligation of Bank to issue any Letter of Credit shall forthwith terminate, and (ii) any Event of Default shall have occurred and is then continuing, Bank may make demand upon Parent to, and forthwith upon such demand the Borrowers will pay to Bank in same day funds at Bank’s office designated in such demand, for deposit in a special, interest bearing Cash Collateral Account to be maintained at such office of Bank, an amount equal to the maximum amount then available to be drawn under any Letter of Credit.   The Cash Collateral Account shall be in the name of Parent, but under the sole dominion and control of Bank, and shall be held and disbursed as follows:

(A)           Bank may from time to time invest funds on deposit in the Cash Collateral Account, reinvest proceeds of any such investments which may mature or be sold, and invest interest or other income received from any such investments, and all such investments and reinvestments shall, for purposes of this Agreement, constitute part of the funds held in the Cash Collateral Account.

(B)           If at any time Bank determines that any funds held in the Cash Collateral Account are subject to any right or claim of any Person other than claims arising under this Agreement and/or that the total amount of such funds is less than the maximum amount at such time available to be drawn under the Letters of Credit, the Borrowers will, forthwith upon demand by Bank, pay to Bank, as additional funds to be deposited and held in the Cash Collateral Account, an amount equal to the excess of (i) such maximum amount at such time available to be drawn under the Letters of Credit over (ii) the total amount of funds, if any, then held in the Cash Collateral Account which Bank determines to be free and clear of any such right and claim.

(C)           Parent and each Borrower hereby assigns, transfers and sets over, and grants to Bank a Lien on and upon, the Cash Collateral Account, including all funds held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the Obligations.  Parent and each Borrower agrees that, to the extent notice of sale of any securities shall be required by Law, at least ten (10) Business Days’ Notice to Parent of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  Bank may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it will so adjourned.

(D)           Bank (i) will apply funds from time to time held in the Cash Collateral Account to the payment of any Reimbursement Obligation then due and payable, and (ii) after acceleration of the Obligations, may apply such funds to the payment of any other Obligation.

(E)           Neither Parent, nor any Borrower nor any Person claiming on behalf of or through Parent or any Borrower shall have any right to withdraw any of the funds held in the Cash Collateral Account after and during the continuance of any Default.  Promptly after all such Defaults have been waived in writing by Bank or otherwise shall have ceased to exist, or after all Letters of Credit have been surrendered for cancellation and all Reimbursement Obligations in respect thereof have been paid in full, Bank shall refund to Parent all amounts in the Cash Collateral Account, and earnings thereon, to the extent not previously applied to the Obligations.

3.4           No Liability of Bank.  Each Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither Bank nor any of its officers or directors shall be liable or responsible for (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit.  In furtherance and not in limitation of the foregoing, Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

3.5           Indemnification.  In addition to any other indemnification obligation of any Borrower under this Agreement or any other Loan Document, each Borrower hereby agrees to jointly and severally  indemnify and hold Bank harmless from and against any and all Indemnified Losses which Bank may incur or which may be claimed against Bank by any Person by reason of or in connection with the execution and delivery or transfer of, or payment or failure to make lawful payment under, any Letter of Credit, other than Indemnified Losses occasioned by Bank’s gross negligence or willful misconduct.

ARTICLE IV

4.            PAYMENTS, ADDITIONAL COSTS, ETC.

4.1           Payment to Bank.

(A)           All monies payable to Bank under this Agreement or under any Note shall be paid directly to Bank in immediately available funds at the Place for Payment.  If Bank shall send Parent statements of amounts due hereunder, such statements shall be considered correct and conclusively binding on each Borrower unless Parent notifies Bank to the contrary within thirty (30) days of its receipt of any statement which it deems to be incorrect.  Alternatively, at its discretion, Bank may charge against any deposit account of any Borrower all or any part of any amount owed by any Borrower hereunder.

(B)           All payments to be made by Borrowers hereunder will be made to Bank at the Place for Payment not later than 1:00 p.m. (Atlanta, Georgia time).  Payments received at the Place for Payment after 1:00 p.m. (Atlanta, Georgia time) shall be deemed to be payments made at the Place for Payment prior to 1:00 p.m. (Atlanta, Georgia time) on the next succeeding Business Day.  Each Borrower hereby authorizes Bank to charge its accounts with Bank in order to cause timely payment of amounts due hereunder to be made.

(C)           At the time of making each such payment, the Borrower making such payment shall, subject to the other terms and conditions of this Agreement, specify to Bank the Loan or other obligation of Borrowers hereunder to which such payment is to be applied.  In the event that such Borrower fails to so specify the relevant Loan or if an Event of Default shall have occurred and be continuing, Bank may apply such payments as it may determine in its discretion.

4.2           Late Payments.  If any scheduled payment, whether principal, interest or principal and interest, is late ten (10) days or more, the Borrowers agree to pay a late charge equal to five percent (5%) of the amount of the payment which is late, but not more than the maximum amount allowed by applicable Laws.  The foregoing provision shall not be deemed to excuse a late payment or be deemed a waiver of any other rights Bank may have under this Agreement, including, subject to the terms hereof, the right to declare the entire unpaid principal and interest immediately due and payable.

4.3           Default Rate.  Notwithstanding any provision herein or in any other Loan Document to the contrary, upon the occurrence and during the continuance of an Event of Default, the Interest Rate payable on the Loans shall, at Bank’s option, be the Default Rate.

4.4           No Setoff or Deduction.  Except as may otherwise be ordered by any appropriate Governmental Authority, all payments of principal of and interest on the Loans and other amounts payable by any Borrower hereunder shall be made by Borrowers without setoff or counterclaim, and, subject to the next succeeding sentence, free and clear of, and without deduction or withholding for, or on account of, any present or future taxes, levies, imposts, duties, fees, assessments, or other charges of whatever nature, imposed by any Governmental Authority, or by any department, agency or other political subdivision or taxing authority.  If any such taxes, levies, imposts, duties, fees, assessments or other charges are imposed (excluding taxes based on Bank’s income, franchise taxes and branch profits, in each case, imposed as a result of such Bank being organized under the laws of, or having its principal office, or its applicable lending office located in, the jurisdiction imposing such tax), the Borrowers will pay such additional amounts as may be necessary so that payment of principal of and interest on the Loans and other amounts payable hereunder, after withholding or deduction for or on account thereof, will not be less than any amount provided to be paid hereunder and, in any such case, Parent will furnish to Bank certified copies of all tax receipts evidencing the payment of such amounts within 30 days after the date any such payment is due pursuant to applicable Laws.

4.5           Payment on Non-Business Day; Payment Computations.  Except as otherwise provided in this Agreement to the contrary, whenever any installment of principal of, or interest on, any Loan or other amount due hereunder becomes due and payable on a day which is not a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of any installment of principal, interest shall be payable thereon at the rate per annum determined in accordance with this Agreement during such extension.

4.6           Indemnification.  If any Borrower makes any payment of principal with respect to any portion of any Loan not bearing interest at the Daily Adjusted LIBOR Rate on any other date than the last day of an interest period applicable thereto, or if any Borrower fails to borrow the Loans after notice has been given to Bank to borrow at the 30-Day Adjusted LIBOR Rate, the 60-Day Adjusted LIBOR Rate or the 90-Day Adjusted LIBOR Rate in accordance with this Agreement, or if any Borrower fails to make any payment of principal or interest in respect of any Loan when due, the Borrowers shall reimburse Bank on demand for any resulting loss or expense incurred by Bank, including without limitation any loss incurred by Bank in obtaining, liquidating or employing deposits from third parties, whether or not Bank shall have funded or committed to fund any such Loan.  A statement as to the amount of such loss or expense, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Parent, shall be conclusive and binding for all purposes absent manifest error in computation.  Calculation of all amounts payable to Bank under this Section shall be made as though Bank shall have actually funded or committed to fund the portion of the Loan so prepaid or not borrowed through the purchase of an underlying deposit in an amount equal to the amount of such Loan in the London interbank market and having a maturity comparable to the related interest period and through the transfer of such deposit to a domestic office of Bank in the United States; provided, however, that Bank may fund the Loan in any manner it sees fit and the foregoing assumption shall be utilized only for the purpose of calculation of amounts payable under this Section.

4.7           Method for Calculating Interest.  All interest payable on the Loans and other Obligations shall be calculated on the basis of a 360-day year by multiplying the applicable, outstanding principal amount by the applicable per annum rate, multiplying the product thereof by the actual number of days elapsed, and dividing the product so obtained by 360.

4.8           No Requirement to Actually Obtain Funds.  Notwithstanding the fact that the Interest Rate pursuant to any Loan may be calculated based upon Bank’s cost of funds, each Borrower agrees that Bank shall not be required actually to obtain funds from such source at any time.

4.9           Usury Limitation. In no event shall the amount of interest due or payable on any Loan exceed the maximum rate of interest allowed by applicable Laws and, if any such payment is paid by any Borrower or received by Bank, then such excess sum shall be credited as a payment of principal, unless Parent shall notify Bank in writing that Parent, on behalf of the Borrowers, elects to have such excess sum returned to it forthwith.  It is the express intent of the parties hereto that no Borrower shall pay and Bank shall not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by any Borrower under applicable Laws.

ARTICLE V

5.             CONDITIONS PRECEDENT

The obligation of Bank to make the Loans and any Advance hereunder is subject to the following conditions precedent:

5.1           Documents Required for the Closing.  Prior to or concurrently with the Closing, the following instruments and documents, duly executed by all proper Persons and in form and substance satisfactory to Bank, shall have been delivered to Bank:

(A)           This Agreement;

(B)           The Revolver Loan Note;

(C)           Each Borrower’s Closing Certificate;

(D)           With respect to each Borrower (other than a Borrower that is an individual), a certificate of an officer or other representative acceptable to Bank dated as of the date of this Agreement, certifying as to the incumbency and signatures of the representative(s) of such Borrower signing, as applicable, this Agreement and each of the other Loan Documents, and each other document to be delivered pursuant hereto, together with the following documents attached thereto:

 (1)           A copy of the resolutions of such applicable Person’s Governing Body authorizing the execution, delivery and performance of this Agreement, each of the Loan Documents, and each other document to be delivered pursuant hereto, as applicable;

 (2)           A copy, certified as of the most recent date practicable by the secretary of state (or similar Governmental Authority) of the state, province, or other Jurisdiction where such Person is organized, of such Person’s Organizational Documents filed with such secretary of state (or similar Governmental Authority);

 (3)           A copy of such Person’s other Organizational Documents;

(E)           A certificate, as of the most recent date practicable, of the secretary of state (or similar appropriate Governmental Authority) and department of revenue or taxation (or similar appropriate Governmental Authority) of each Jurisdiction in which each Borrower (other than a Borrower that is an individual and other than for NeedleTech Products, Inc.) is organized as to the existence and good standing of each such Person within such Jurisdiction (unless such Governmental Authorities do not issue such certificates of existence and/or good standing), and a certificate, as of the most recent date practicable, of the secretary of state (or similar appropriate Governmental Authority) of each state where any of the Collateral is located as to the qualification and good standing of each Borrower (other than a Borrower that is an individual) as a foreign entity doing business in each such state (unless such Governmental Authorities do not issue such certificates of existence and/or good standing);

(F)           A written opinion of counsel to Borrowers, dated as of the date of Closing and addressed to Bank, in form and substance acceptable to Bank;

(G)           The Most Recent Financial Statements;

(H)           UCC lien search reports showing no Liens, except for the Permitted Liens;

(I)             [Intentionally omitted];

(J)           Evidence satisfactory to Bank that each Borrower has obtained all insurance policies as required under this Agreement and/or any of the other Loan Documents, together with evidence satisfactory to Bank that all premiums therefor have been paid and that all such policies are in full force and effect; and

(K)           Receipt and approval by Bank of any other items reasonably required to be provided to Bank, and not otherwise set forth above.

5.2           Certain Events Required for Closing and for all Advances.  At the time of the Closing and at the time of each Advance, Bank shall be satisfied that:

(A)           No Default shall have occurred and be continuing;

(B)           No Material Adverse Change shall have occurred;

(C)           All of the Loan Documents shall have remained in full force and effect;

(D)           The Borrowers shall have paid all fees, expenses, costs, and other amounts then due and payable to Bank, including, but not limited to, the Fees;

(E)           All Indebtedness to be prepaid, redeemed or defeased with the proceeds of any Advance shall have been satisfied and extinguished, or provision for such satisfaction and extinguishment acceptable to Bank shall have been made; and

(F)           There shall exist no action, suit, investigation, litigation or proceeding affecting any Borrower pending or threatened before any court, governmental agency or arbitrator that purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the consummation of the financing transaction contemplated hereby.

5.3           Certain Events Required for Advances After Trigger Event.  At the time of each Advance after a Trigger Event, each Borrower shall have complied with all of its covenants and agreements set forth in Article VIII of this Agreement.

5.4           Election to Make Advances Prior to Satisfaction of Conditions Precedent.  In the event Bank, at its option, elects to make one or more Advances prior to receipt and approval of all items required by this Article, such election shall not constitute any commitment or agreement of Bank to make any subsequent Advance until all items required by this Article have been delivered.

ARTICLE VI

6.             REPRESENTATIONS AND WARRANTIES.

Each Borrower represents and warrants to Bank, knowing that Bank will rely on such representations and warranties as an inducement to make the Loans, that:

6.1           Borrowers’ Existence.  Each Borrower is a corporation duly organized, existing and in good standing under the laws of the Jurisdiction of its incorporation, is duly qualified and in good standing as a foreign corporation in each Jurisdiction where the nature of its business or the ownership of its properties requires it to be so qualified, and has full corporate power and authority to consummate the transactions contemplated by this Agreement.

6.2           Borrowers’ Authority.  The execution, delivery and performance of all of the Loan Documents have been duly authorized by all requisite action by each Borrower.  All of the Loan Documents have been duly executed and delivered and constitute valid and binding obligations of each Borrower, enforceable against such Borrower party thereto in accordance with their respective terms (except as may be limited by applicable Bankruptcy Laws and other Laws affecting the enforceability of creditors’ rights generally and principles of equity), and Bank will be entitled to the benefits of all of the Loan Documents.

6.3           Borrowers’ Names.  Set forth on Schedule 6.3 to the Information Certificate is a complete and accurate list of (i) all names under which each Borrower has done business in the last six years, and (ii) the names of all Persons whose assets were acquired in the last six years by any Borrower outside of such Person’s Ordinary Course of Business and which assets are included as assets of each Borrower on the Most Recent Financial Statements.

6.4           Consents or Approvals.  No consent of any Third Person and no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or other Third Person is required either (i) for the due execution, delivery, recordation, filing or performance by any Borrower of this Agreement or any other Loan Document or for the consummation of the transaction contemplated hereby, (ii) for the mortgage, pledge, assignment, or grant by any Borrower of the Lien granted pursuant to the Security Documents, (iii) for the perfection or maintenance of the Lien created by the Security Documents, except for the filing or recording of the Mortgage, the Assignment of Rents and the Financing Statements, or (iv) for the exercise by Bank of its rights or remedies provided for in this Agreement or in any of the other Loan Documents, except as may be required by applicable Laws in connection with the foreclosure and disposition of the Collateral.  All applicable waiting periods, if any, in connection with the financing transaction contemplated hereby have expired without any action having been taken by any Person restraining, preventing or imposing materially adverse conditions upon the rights of any Borrower to enter into and perform its obligations under this Agreement.

6.5           Violations or Actions Pending.  Except as disclosed on Schedule 6.5 to the Information Certificate, there are no actions, suits, or proceedings pending or, to the Borrower’s Knowledge, threatened in writing, which if determined adversely to any Borrower (after taking into account any applicable insurance coverage therefor) might reasonably be expected to have a Material Adverse Effect.  No Borrower is in violation of any agreement the violation of which will or might reasonably be expected to have a Material Adverse Effect, and no Borrower is, to the Borrower’s Knowledge, in violation of any order, judgment, or decree of any court, or any statute or governmental regulation to which any Borrower is subject, which could reasonably be expected to have a Materially Adverse Effect.  The execution and performance of any Loan Document by each Borrower will not result in any breach of any mortgage, lease, credit or loan agreement or any other instrument that is binding on any Borrower or its assets.

6.6           Borrowers’ Affiliates.  No Borrower has any Affiliates other than as disclosed on the Most Recent Financial Statements or in Parent’s filings with the Securities and Exchange Commission.

6.7           Existing Indebtedness.  There is not existing any default or event of default by any Borrower with respect to any of the Existing Indebtedness for borrowed money.

6.8           Material Contracts.  There is not existing any default or event of default by any Borrower under any Material Contract.

6.9           Tax Returns.  Except as disclosed on Schedule 6.9 to the Information Certificate, or as may otherwise be permitted herein, (a) all federal, state, local and other tax returns and reports of each Borrower required by Laws have been completed in full and have been duly filed, (b) all taxes, assessments and withholdings shown on such returns or billed to each Borrower have been paid (subject to each Borrower’s right to contest any such taxes in good faith by appropriate proceedings), (c) each Borrower maintains adequate provisions and accruals in respect of all such federal, state, local and other taxes, assessments and withholdings, and (d) there are no due and unpaid assessments pending against any Borrower for any taxes or withholdings which could reasonably be expected to have a Material Adverse Effect.

6.10           Financial Statements.  All Financial Statements heretofore given and hereafter given to Bank are and will be prepared in accordance with Generally Accepted Accounting Principles, and fairly represent and will fairly represent the financial conditions of the Persons to which they pertain, and no Material Adverse Change has or will have occurred in the financial conditions reflected therein after the respective date thereof upon delivery to Bank, except as may be disclosed in writing to Bank.

6.11           Good and Marketable Title.  Each Borrower has (a) good and insurable legal title to (in the case of fee interests in real property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good title to (in the case of all other personal property), all of its properties and assets reflected in the Most Recent Financial Statements, in each case except for assets disposed of since the date of such financial statements as permitted in this Agreement.  Such properties and assets, including, without limitation, the Collateral, are subject to no Liens, except for Permitted Liens.

6.12           Borrowers’ Real Property Locations.  Set forth on Schedule 6.12 to the Information Certificate is a complete and accurate list of the Real Property, showing as of the date hereof the street address, county or other relevant jurisdiction, state, and record owner thereof.

6.13           Solvency.  Each Borrower is Solvent.

6.14           ERISA.  Each Plan is and has been administered in compliance in all material respects with all applicable Laws, including without limitation, the applicable provisions of ERISA and the Internal Revenue Code, except to the extent that any such failure of compliance would not have a Material Adverse Effect.  No ERISA Event has occurred and is continuing or, to the Knowledge of any Borrower, is reasonably expected to occur with respect to any Plan, in either case that would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.   No Plan has any Accumulated Funding Deficiency, and no Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, in either instance where the same would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.  No Borrower nor any ERISA Affiliate is required to contribute to or has, or has at any time had, any liability to a Plan subject to Title IV of ERISA.

6.15           Priority of Liens.  Upon the occurrence of a Trigger Event, Bank’s Lien will constitute a first Lien against the Collateral, prior to all other Liens, including those which may thereafter accrue, except for the Permitted Liens.

6.16           Patents, Copyrights, Etc.  Set forth on Schedule 6.16 to the Information Certificate is a complete and accurate list of all registered patents, trademarks, trade names, service marks, and copyrights, and all applications therefor and licenses thereof, of each Borrower, reflecting the Jurisdiction in which registered, the registration number, the date of registration and the expiration date, and each Borrower owns or has the right to use all such patents, trademarks, trade names, service marks, and copyrights, and all applications therefor and licenses thereof; and except as set forth on Schedule 6.16 to the Information Certificate, no Collateral is subject to any license agreement relating to patents, trademarks, trade names, service marks, or copyrights which could, directly or indirectly, preclude or render impracticable the realization of the Lien granted to Bank under any Loan Document or materially diminish the value of such Collateral.

6.17           Drug Laws.  Except as could not reasonably be expected to have a Material Adverse Effect, no Borrower is in violation of or subject to any existing, pending or, to the Knowledge of any Responsible Officer, overtly threatened investigation or inquiry by any Governmental Authority under any applicable Drug Laws.  Each Borrower will promptly notify Bank if any Borrower becomes aware of any such pending or threatened investigation or inquiry.  Each Borrower has obtained all Governmental Approvals required under any Drug Laws and relating to the operation of each Borrower’s business (except to the extent the failure to obtain the same could not reasonably be expected to have a Material Adverse Effect).

6.18           Environmental Matters.  Neither the Real Property nor any Borrower is subject to any existing, pending or threatened investigation or inquiry by any Governmental Authority pursuant to any Environmental Law, or in material violation of any remedial obligations under any applicable Environmental Laws, except as set forth on Schedule 6.18 to the Information Certificate; no Borrower has obtained or is required to obtain any Governmental Approvals to construct, occupy, operate or use any buildings, improvements, fixtures or equipment in connection with the Real Property by reason of any Environmental Laws; and no Petroleum Products, Hazardous Substance, Hazardous Materials or Solid Wastes have been disposed of or released on the Real Property in amounts that would result in a material violation of applicable Environmental Law, or in amounts that would be reasonably likely to have a Material Adverse Effect on any Borrower, and each Borrower covenants and agrees that it will not cause there to be any material violation of any Environmental Law in connection with its ownership and use of the Real Property, including any material violation arising from the disposal or release of Petroleum Products, Hazardous Substances, Hazardous Materials or Solid Wastes on the Real Property.  Notwithstanding anything to the contrary herein, each Borrower shall indemnify and hold Bank harmless from and against any fines, charges, expenses, fees, Attorneys’ Fees and costs incurred by Bank in the event any Borrower is hereafter determined to be in violation of any Environmental Laws applicable thereto.  This indemnity shall survive any foreclosure or deed in lieu of foreclosure and repayment of the Loans.

6.19           Condemnation.  There are no proceedings pending, or, to the Borrower’s Knowledge, threatened, to exercise any power of condemnation or eminent domain, with respect to the Real Property, or any interest therein.

6.20           Full Disclosure.  All material factual information heretofore or contemporaneously furnished to Bank in writing by or on behalf of any Borrower for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all other such factual information hereafter furnished to Bank in writing by or on behalf of each Borrower will be, true and accurate in all material respects on the date as of which such information is dated or certified (or, if such information has been amended or supplemented, on the date as of which any such amendment or supplement is date or certified), and not made incomplete by omitting to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such information was provided, not misleading.  Notwithstanding the foregoing provisions of this Section, any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by such Borrower to be reasonable at the time made, it being recognized by Bank that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

6.21           Regulated Industries.  No Borrower is (i) an “investment company,” a company “controlled” by an “investment company,” or an “investment advisor,” within the meaning of the Investment Company Act of 1940, as amended, or (ii) a “holding company,” a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 2005, as amended.

6.22           Insurance.  Schedule 6.22 to the Information Certificate sets forth a true and complete summary of all insurance policies or arrangements carried or maintained by each Borrower.  The assets, properties and business of each Borrower are insured against such hazards and liabilities, under such coverages and in such amounts, as are customarily maintained by prudent companies similarly situated and under policies issued by insurers of recognized responsibility.

6.23           Tax Shelter Regulations. No Borrower intends to treat any Advance as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).  In the event that any Borrower determines to take any action inconsistent with such intention, such Borrower promptly will notify Bank thereof.  If any Borrower so notifies Bank, each Borrower acknowledges that Bank may treat the Advances as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and Bank will maintain the lists and other records required by such Treasury Regulation.

6.24           Excluded Collateral.  Except as set forth on Schedule 6.24 to the Information Certificate, there are no Material Contracts which are the subject of the exclusion from the Collateral as set forth in Section 8.1(C).

6.25           Margin Stock.  No Borrower is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of the quoted terms under Regulation U as now and from time to time hereafter in effect.

6.26           Continuing Effectiveness. All representations and warranties contained herein shall be deemed to be made at and as of the date of Closing and at and as of the date of any Advance, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances specifically permitted hereunder, and such representations and warranties shall be deemed to be incorporated by reference in each requisition for an Advance by any Borrower unless Parent specifically notifies Bank of any change therein.

ARTICLE VII

7.             THE BORROWERS’ COVENANTS

Each Borrower does hereby covenant and agree with Bank that, so long as any of the Obligations remain unsatisfied or the Loan Commitment remains outstanding, each Borrower at all times will comply or cause to be complied with the following covenants:

7.1           Affirmative Covenants.

(A)           Payment and Performance of Obligations.  Each Borrower will duly and promptly pay and perform all of such Borrower’s (i) Hedging Obligations in accordance with the terms of any Hedging Contract with the Bank or any of its affiliates and (ii) all other Obligations to Bank according to the terms of this Agreement and the other Loan Documents, and will cause each other Borrower to perform such other Borrower’s Obligations to Bank according to the terms of this Agreement and the other Loan Documents.

(B)           Use of Proceeds.  Each Borrower will use the proceeds of the Loans only for the purposes permitted herein, or as Bank may have otherwise approved from time to time; and each Borrower will furnish Bank such evidence as it may reasonably require with respect to such uses.

(C)           Financial Reporting.  Parent will furnish or cause to be furnished to Bank:

(1)           Within forty-five (45) days after each Quarter-End (a) an unaudited (management-prepared) income statement of Parent and its consolidated Subsidiaries for the applicable fiscal quarter, and (b) an unaudited (management-prepared) balance sheet of Parent and its consolidated Subsidiaries for the applicable fiscal quarter, all in reasonable detail with Bank having full access to all supporting schedules and comments, and certified by the Parent’s president,  principal financial officer or other employee designated by Parent and acceptable to the Bank to have been prepared in accordance with Generally Accepted Accounting Principles consistently applied, except for any inconsistencies explained in such certificate;

(2)           Within one hundred twenty (120) days after each Fiscal Year-End (a) an income statement of Parent and its consolidated Subsidiaries for such Fiscal Year, and (b) a balance sheet of Parent and its consolidated Subsidiaries as of the end of such Fiscal Year, all in reasonable detail, including all supporting schedules and comments; such statements and balance sheets to be audited by Dixon Hughes Goodman LLP, or by another independent certified public accountant reasonably acceptable to Bank, and certified by such accountants to have been prepared in accordance with Generally Accepted Accounting Principles consistently applied, except for any inconsistencies explained in such certificate; in addition, Parent will obtain from such independent certified public accountants and deliver to Bank, within one hundred twenty (120) days after the close of each Fiscal Year, their written statement that in making the examination necessary to their certification they have obtained no Knowledge of any Default, or disclosing all Defaults of which they have obtained Knowledge; provided, however, that in making their examination such accountants shall not be required to go beyond the bounds of generally accepted auditing procedures for the purpose of certifying financial statements; and during the existence of a Default or Event of Default and after Bank has sent prior notice to the Parent, Bank shall have the right, from time to time, to discuss any Borrower’s affairs directly with such Borrower’s accountants, and any such accountants are authorized and directed to give Bank any information Bank may request at any time regarding the financial affairs of any Borrower and are authorized and directed to furnish Bank with copies of any documents in their possession related thereto;

(3)           Within forty-five (45) days after each Quarter-End, a Compliance Certificate for the applicable fiscal quarter, certified to be correct by the Parent’s principal financial officer or other employee designated by Parent and acceptable to the Bank;

(4)           Promptly upon receipt thereof, copies of any “management letter” submitted to Parent by its certified public accountants in connection with each annual, interim or special audit, and promptly upon completion thereof, any response reports from any Borrower in respect thereof;

(5)           Promptly after sending or making available or filing of the same, copies of all reports, proxy statements and financial statements that Parent and/or its consolidated Subsidiaries sends or makes available to its Equity Owners and all registration statements and reports that Parent and/or its consolidated Subsidiaries files with the Securities and Exchange Commission (or any other similar Governmental Authority), the National Association of Securities Dealers or any national securities exchange;

(6)           Not later than the sixtieth (60th) day after the commencement of each fiscal year, deliver Projections (as hereinafter defined) to Bank for the Parent and its consolidated Subsidiaries for such fiscal year. “Projections” means (i) a detailed profit and loss budget for each business unit and on a consolidated basis, (ii) a consolidated EBITDA budget, (iii) a consolidated free cash flow budget and (iv) a projected consolidated cash balance at the end of each budget year, all of the foregoing in this sentence to be prepared on a consistent basis with the historical financial statements of Parent and its consolidated Subsidiaries, together with appropriate supporting details and a statement of underlying assumptions; and

(7)           Any other financial information reasonably requested by Bank from time to time.

(D)           Fees and Expenses.  The Borrowers will pay or cause to be paid when due (i) all fees or expenses owing to Bank, including the Fees; and (ii) all expenses involved in perfecting Bank’s Lien or the priority of Bank’s Lien and all other expenses of Bank related to the Loan, or the protection and preservation of the Collateral, or the enforcement of any provision of this Agreement, or the preparation of this Agreement, any of the other Loan Documents, or amendments to any of them, including, without limitation, recording fees and taxes, tax, title and lien search charges, title insurance charges, Attorneys’ Fees (including Attorneys’ Fees at trial and on any appeal by Borrower or Bank), real property taxes and insurance premiums.

(E)           Certification.  Each Borrower will certify to Bank upon request by Bank that:

(1)           Such Borrower has complied with and is in compliance with all terms, covenants and conditions of this Agreement which are binding upon it;

(2)           There exists no Default; or, if such is not the case, that one or more specified Defaults have occurred; and

(3)           The representations and warranties contained in this Agreement are true with the same effect as though made on the date of such certificate, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances specifically permitted hereunder.

(F)           Right of Inspection.  Each Borrower will, when requested so to do, make available during normal business hours for inspection and audit by duly authorized representatives of Bank any of its Records, and will furnish Bank any information regarding its business affairs and financial condition within a reasonable time after written request therefor.  Each Borrower shall reimburse Bank for all costs associated with such audit if the audit reveals a material discrepancy in any financial report, statement or other document provided to Bank pursuant to this Agreement.

(G)           Records.  Each Borrower will keep accurate and complete Records, consistent with sound business practices.

(H)           Income Tax Returns.  Within forty-five (45) days of Bank’s request therefor, each Borrower will furnish or cause to be furnished to Bank copies of income tax returns filed by such Borrower.

(I)           Third-Party Indebtedness.  Each Borrower will pay when due (or within applicable grace periods) all Indebtedness due Third Parties, unless the failure so to pay such Indebtedness would not give rise to a Material Adverse Change.

(J)           Change in Principal Place of Business.  Each Borrower will notify Bank thirty (30) days in advance of any change in the location of such Borrower’s principal place of business.

(K)           Notices of Certain Events.  Each Borrower will promptly (and in any event within ten (10) Business Days after) notify Bank in writing if any Responsible Officer of such Borrower obtains actual Knowledge of any of the following:

(1)           the occurrence of any Default or Event of Default, together with a written statement of a Responsible Officer specifying the nature of such Default or Event of Default, the period of existence thereof and the action that such Borrower has taken and proposes to take with respect thereto;

(2)           the institution or threatened institution of any action, suit, investigation or proceeding against or affecting any Borrower, including any such investigation or proceeding by any Governmental Authority (other than routine periodic inquiries, investigations or reviews), which if adversely determined, and after taking into account any applicable insurance coverage, would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect, and any material development in any litigation or other proceeding previously reported pursuant to this paragraph;

(3)           the receipt by any Borrower from any Governmental Authority of (i) any notice asserting any failure by any Borrower to be in compliance with applicable Laws or that threatens the taking of any action against any Borrower or sets forth circumstances that, if taken or adversely determined, would be reasonably likely to have a Material Adverse Effect, or (ii) any notice of any actual or threatened suspension, limitation or revocation of, failure to renew, or imposition of any restraining order, escrow or impoundment of funds in connection with, any license, permit, accreditation or authorization of any Borrower, where such action would be reasonably likely to have a Material Adverse Effect;

(4)           the occurrence of any ERISA Event, together with (i) a written statement of a Responsible Officer specifying the details of such ERISA Event and the action that such Borrower has taken and proposes to take with respect thereto, (ii) a copy of any notice with respect to such ERISA Event that may be required to be filed with the PBGC, and (iii) a copy of any notice delivered by the PBGC to such Borrower or such ERISA Affiliate with respect to such ERISA Event;

(5)           the occurrence of any material default under, or any threatened termination or cancellation received in writing of, any Material Contract, where such material default, termination or cancellation of which would be reasonably likely to have a Material Adverse Effect;

(6)           the occurrence of any of the following: (i) the assertion of any claim of any violation of Environmental Laws against or affecting any Borrower or any of the Real Property; (ii) the receipt by any Borrower of notice from any Governmental Authority of any alleged violation of or noncompliance with any Environmental Laws; or (iii) the taking of any remedial action by any Borrower or any other Person in response to the actual or alleged generation, storage, release, disposal or discharge of any Hazardous Substances on, to, upon or from any of the Real Property; but in each case under clauses (i), (ii) and (iii) above, only to the extent the same would be reasonably likely to have a Material Adverse Effect; and

(7)           any other matter or event that has, or would be reasonably likely to have, a Material Adverse Effect, together with a written statement of a Responsible Officer setting forth the nature and period of existence thereof and the actions that such Borrower has taken and proposes to take with respect thereto.

(L)           ERISA.  Each Borrower will:

(1)           Fund all its Plans in accordance with no less than the minimum funding standards of Section 302 of ERISA;

(2)           Upon demand of Bank, furnish Bank, promptly after the filing of the same, with copies of all reports or other statements filed with the United States Department of Labor or the Internal Revenue Service with respect to all such Plans; and

(3)           Promptly advise Bank of the occurrence of any Reportable Event or Prohibited Transaction with respect to any such Plan.

(M)         Maintenance of Properties.  Each Borrower will maintain in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in its business of and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

(N)          Insurance Covenants.  Each Borrower will maintain, or cause to be maintained, public liability insurance, and fire and extended coverage insurance on all of such Borrower’s Tangible Property, all in such form and amounts as are consistent with industry practices and with such insurers as may be reasonably satisfactory to Bank.  Any or all insurance required by this Agreement may be maintained under one or more blanket insurance policies.  Such policies shall contain a provision whereby they cannot be canceled except upon thirty (30) days written notice to Bank and shall, in the case of the fire and extended coverage policies, upon and after the execution and delivery of a Mortgage following the occurrence of a Trigger Event, be endorsed to name Bank as loss payee/mortgagee. Each Borrower will, upon request, furnish or cause to be furnished to Bank a Certificate of Insurance, duly executed by the authorized agent, and other such evidence of insurance as Bank may require.  Each Borrower hereby agrees that, in the event Borrowers fail to pay or cause to be paid the premium on any such insurance, Bank may do so and be reimbursed by Borrowers therefor.  Bank hereby acknowledges and agrees that it has reviewed each Borrower’s insurance coverage as in effect on the date of closing and that such insurance complies with the applicable requirements of this Agreement.

(O)           Maintaining Bank Accounts.  Each Borrower covenants and agrees that, as of the date of Closing (or with respect to any Person first becoming a Borrower after the Closing Date, then within ninety (90) days after becoming a Borrower), each Borrower shall establish, and shall thereafter maintain, all of its primary Deposit Accounts and disbursement accounts except for local payroll accounts (collectively, the “Disbursement Accounts”), only with Bank and other banks approved by Bank (the “Approved Bank Accounts”), the current listing of the Approved Bank Accounts being attached to the Information Certificate as Schedule 7.1(O).

(P)           Filing Fees and Taxes.  Each Borrower covenants and agrees to pay, or cause to be paid, all recording and filing fees, revenue stamps, taxes and other expenses and charges payable in connection with the execution and delivery to Bank of this Agreement and the other Loan Documents, and the recording, filing, satisfaction, continuation and release of any financing statements or other instruments filed or recorded in connection herewith or therewith.

(Q)           Material Contracts.  Each Borrower covenants and agrees to provide Bank with notice of (a) the cancellation or termination of any Material Contract to which it is a party; (b) any material amendment or other modification of any such Material Contract; (c) any waiver of any material default or material breach of any such Material Contract; or (d) any other action taken in connection with any such Material Contract, if such action would give rise to a Material Adverse Change.

(R)           Underlying Documentation.  Each Borrower covenants and agrees that such Borrower will, upon the request therefor by Bank, promptly deliver, or cause to be delivered, to Bank copies of any or all of the Material Contracts.

(S)           [Intentionally omitted].

(T)           Further Assurances.  Each Borrower covenants and agrees that, at each Borrower’s cost and expense, upon request of Bank, each Borrower shall duly execute and deliver, or cause to be duly executed and delivered, to Bank such further instruments and documents and do and cause to be done such further acts as may be reasonably necessary or proper in the opinion of Bank or its counsel to carry out more effectively the provisions and purposes of this Agreement.

7.2           Negative Covenants.  Each Borrower does hereby covenant with Bank as follows, so long as any of the Obligations remain unsatisfied or the Loan Commitment remains outstanding:

(A)           Lines of Business.  No Borrower will engage in any business other than the Permitted Lines of Business.

(B)           Fundamental Changes.  No Borrower will change its name, enter into any merger, consolidation, liquidation, reorganization or recapitalization, or dissolve; provided, however, that (i) any Borrower (other than Parent) may merge or be consolidated with any other non-Parent Borrower; (ii) any Borrower may merge with or be consolidated with Parent so long as Parent is the surviving corporation; and (iii) a Borrower may merge or consolidate with another Person (other than another Borrower) so long as (x) such Borrower is the surviving corporation, and (y) such merger or consolidation is a Permitted Acquisition.

(C)           Asset Dispositions.  No Borrower will make any Asset Disposition other than Permitted Transfers of Assets.

(D)           Acquisitions.  Without the execution and delivery of the Joinder Agreements (if a stock or other equity acquisition) and compliance with the conditions set forth in the Joinder Agreements, no Borrower will consummate any Acquisition or enter into any agreement with respect to any Acquisition, other than Permitted Acquisitions.

(E)           Subsidiaries.  No Borrower will, without Bank’s prior consent, create or acquire any Subsidiary in connection with an Acquisition or otherwise, unless such Subsidiary becomes a Borrower.

(F)           Guaranties.  No Borrower will become liable, directly or indirectly, as guarantor, for any obligation of any other Person (other than for a Borrower) in an amount exceeding $250,000 in the aggregate.

(G)           Equity Interests.  No Borrower will, without Bank’s prior written consent, issue, redeem, purchase or retire any of its Equity Interests or grant or issue any warrant, right or option pertaining thereto or any other security convertible into any of the foregoing, nor otherwise permit any voluntary transfer, sale, redemption, retirement, or other change in the ownership of any Equity Interests of such Borrower by the owners of such Equity Interests if the same would result in a Change in Control.

(H)           Margin Stock.  No Borrower will directly or indirectly apply any part of the proceeds of the Loans to the purchasing or carrying of any “margin stock” within the meaning of Regulation T, Regulation U or Regulation X, or any regulations, interpretations or rulings thereunder.

(I)            Environmental Compliance.  No Borrower will treat, store, handle, discharge, or dispose of any Hazardous Materials, Petroleum Products, or Solid Wastes except in material compliance with all Environmental Laws.

(J)            Accounting Policies.  No Borrower will make or permit any material changes in its accounting policies, except as may be required or allowed by Generally Accepted Accounting Principles.

(K)           Negative Pledges.  Except with respect to (i) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Disposition, and (ii) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the Ordinary Course of Business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), no Borrower will enter into any agreement prohibiting the creation or assumption of any Lien (other than a Permitted Lien) upon any of its properties or assets, whether now owned or hereafter acquired.

(L)           Affiliate Transactions.  Except for agreements reflected in the Most Recent Financial Statements or in Parent’s filings with the Securities and Exchange Commission, agreements currently in effect and listed on Schedule 7.2 (L) to the Information Certificate, and agreements which provide only for either Permitted Investments or Permitted Indebtedness, no Borrower will enter into any agreement, transaction or series of transactions where any Affiliate (other than a wholly owned Subsidiary that is a Borrower), shareholder, director, or officer of such Borrower is a party thereto, except in the Ordinary Course of Business and upon fair and reasonable terms that are no less favorable to it than would obtain in a comparable arm’s length transaction with a Person other than an Affiliate, Subsidiary, shareholder, director, or officer of such Borrower.

7.3           Financial Covenants.

(A)           Financial Tests.  During the term of this Agreement, Borrowers will maintain or cause to be maintained, on a consolidated basis, tested as of the end of each fiscal quarter:

 (1)           A ratio of Senior Liabilities to Tangible Net Worth of not more than 1.5 to 1.0;

 (2)           Fixed Charge Coverage Ratio of not less than 1.25:1.00

 (3)           Liquid Assets at all times of not less than $10,000,000.00.

(B)           Investments.  Without the prior written consent of the Bank, no Borrower will make any Investment other than Permitted Investments.

(C)           Indebtedness.  Without the prior written consent of the Bank, no Borrower will incur, create, assume, or permit to exist any Indebtedness except Permitted Indebtedness.

ARTICLE VIII

8.             COLLATERAL SECURITY

8.1           Grant of Lien and Security Interest.

(A)           Effective as of the occurrence of any Trigger Event and upon the giving of a Trigger Event Notice, and without any other action being required by any Person, as security for the prompt satisfaction of all Obligations, each Borrower hereby assigns, transfers and sets over to Bank all of such Borrower’s Interest in and to, and grants Bank a Lien on, upon and in the Collateral.

(B)           No submission by any Borrower to Bank of a schedule or other particular identification of Collateral shall be necessary to vest in Bank security title to and a security interest in each and every item of Collateral now existing or hereafter created and acquired, but rather such title and security interest shall vest in Bank immediately upon the creation or acquisition or any item of Collateral hereafter created or acquired, without the necessity for any other or further action by any Borrower or by Bank.

(C)           Notwithstanding anything to the contrary contained in this Agreement, in no event shall the security interest granted under Article VIII or under any other Loan Document attach to, or the term “Collateral” be deemed to include, (a) any lease, Assigned Agreement, license, contract, property rights or agreement to which any Borrower is a party or any of its rights or interests thereunder if, and for so long as, the grant of such security interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of any Borrower therein or (ii) a breach or termination pursuant to the terms of, or a default under, any such Document, lease, Assigned Agreement or other license, contract, property rights or agreement or the violation of any applicable law (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided, however that such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and to the extent severable, shall attach immediately to any portion of such lease, Assigned Agreement or other license, contract, property rights or agreement that does not result in any of the consequences specified in (i) or (ii) above; provided further, however, that upon and after the occurrence of any Trigger Event, and upon demand of Bank, each Borrower will use commercially reasonable efforts to obtain any consent from any Person a party to any such lease, license, contract or other agreement as Bank deems reasonably necessary to cause such property to be included within the Collateral.

8.2           Perfection and Maintenance of Lien.

(A)           Effective as of the occurrence of any Trigger Event and upon the giving of a Trigger Event Notice, and without any other action being required by any Person, each Borrower authorizes Bank to file one or more Financing Statements (including initial financing statements and continuation and amendment statements) to perfect Bank’s Lien in the Collateral pursuant to the Uniform Commercial Code, such Financing Statements to be in form and substance as required by Bank.  Bank agrees to provide Borrowers with a copy of any Financing Statements filed by Bank.

(B)           Upon the occurrence of a Trigger Event and upon the giving of a Trigger Event Notice, in connection with Bank’s Lien, each Borrower will:

 (1)           Execute and deliver, and cause to be executed and delivered, such documents and instruments, including amendments to the Security Documents and Financing Statements (including amendments thereto and continuation statements thereof) in form satisfactory to Bank as Bank, from time to time, may specify, and pay, or reimburse Bank upon demand for paying, all costs and taxes of filing or recording the same in such Jurisdictions as Bank may designate; and

 (2)           Take such other steps as Bank, from time to time, may direct to protect, perfect, and maintain Bank’s Lien.

8.3           Mortgage and Other Real Estate Documentation.  Upon the occurrence of any Trigger Event and the giving of a Trigger Event Notice, as promptly as reasonably practicable (and in no event later than sixty (60) days following the giving of any Trigger Event Notice), each Borrower owning Real Property shall execute and deliver to Bank such documents and instruments as may be required to perfect Bank’s Lien in all of the Real Property and to cause the same to become Mortgaged Property under and as contemplated in this Agreement.  In addition, each such Borrower shall execute and deliver the following (or in the case of subsection (3) below, use its commercially reasonable best efforts to deliver to Bank):

(A)           A Mortgage, together with the following:

 (1)           Evidence that such Mortgage has been duly recorded in all filing or recording offices that Bank may deem necessary or desirable in order to create a valid first Lien on the Mortgaged Property in favor of Bank and that all filing and recording taxes and fees have been paid;

 (2)           A Title Insurance Policy with respect to each parcel of Mortgaged Property, with endorsements as required by Bank and in an amount acceptable to Bank, issued, coinsured and reinsured by a Title Insurance Company, insuring the applicable Mortgage to be a valid first Lien on the applicable Mortgaged Property, free and clear of all Liens (including, but not limited to, mechanics’ and materialman’s Liens), excepting only Permitted Liens and other Liens approved by Bank in its discretion, and providing for such other affirmative insurance and such coinsurance and direct access reinsurance as Bank may deem necessary or desirable;

 (3)           To the extent obtainable by Borrowers after using commercially reasonable efforts, such consents and agreements of lessors, lessees, and other Third Parties, and such estoppel letters and other confirmations, as Bank may deem necessary or desirable;

 (4)           Evidence that all other action that Bank may deem necessary or desirable in order to create a valid first Lien on the Mortgaged Property has been taken;

(B)           An Assignment of Rents, together with evidence that such Assignment of Rents has been duly recorded in all filing or recording offices that Bank may deem necessary or desirable in order to create a valid Lien on the property described therein in favor of Bank and that all filing and recording taxes and fees have been paid;

(C)           Financing Statements with respect to the Mortgaged Property, together with evidence that such Financing Statements have been duly recorded in all filing or recording offices that Bank may deem necessary or desirable in order to create a valid Lien on the Mortgaged Property described therein, and that all filing and recording taxes and fees have been paid;

(D)           Written opinions of counsel to Borrowers as to the due execution, authorization, delivery and enforceability of the Mortgage, dated as of the date of the Mortgage and addressed to Bank, in form and substance acceptable to Bank;

(E)           UCC-11 reports (or other Lien search reports acceptable to Bank) showing no Liens superior to Bank’s Lien in the Mortgaged Property, except for the Permitted Liens;

(F)            Evidence satisfactory to Bank that such Borrower has obtained, or caused to be obtained, all insurance policies with respect to the Mortgaged Property as required under this Agreement and/or any of the other Loan Documents, together with evidence satisfactory to Bank that all premiums therefor have been paid and that all such policies are in full force and effect;

(G)           A survey of the Mortgaged Property acceptable to Bank, certified to Bank and the Title Insurance Company in a manner satisfactory to Bank by a land surveyor duly registered and licensed in the state in which the Mortgaged Property is located and acceptable to Bank, and either (i) evidence satisfactory to Bank that none of the Mortgaged Property is located in a flood hazard area, or (ii) a flood insurance policy satisfactory to Bank;

(H)           If required by Bank, an appraisal of the Mortgaged Property, made at each Borrower’s expense, which must be by an M.A.I. appraiser engaged and approved by Bank, and must be in form and substance satisfactory to Bank and meeting the requirements of Bank; and

(I)            Except as may be waived by Bank (which waiver may be conditioned upon the execution and delivery of an environmental questionnaire reflecting no environmental conditions reasonably unacceptable to Bank), an environmental/hazardous substances survey and report with respect to the Mortgaged Property, as reasonably approved by Bank, and reports and certifications in such form and from such Person(s) as Bank may reasonably require.

8.4           Appointment of Bank as Attorney-in-Fact.  Each Borrower hereby constitutes and appoints Bank, or any other Person whom Bank may designate, as such Borrower’s attorney-in-fact (such appointment being coupled with an interest and being irrevocable), at each Borrower’s sole cost and expense, to exercise any one or more rights and powers which each Borrower might exercise on its own behalf to perform its obligations under this Article VIII and to cause Bank’s Lien to attach to the Collateral and be perfected as provided for under this Agreement (and all acts of such attorney-in-fact or designee taken pursuant to this Section are hereby ratified and approved by each Borrower, and said attorney or designee shall not be liable for any acts or omissions nor for any error of judgment or mistake of fact or law); provided, however, that Bank agrees to not exercise such rights and powers with respect to the matters set forth in Section 8.3 unless and until sixty (60) days shall have passed after the occurrence of a Trigger Event, and Borrowers shall have failed to satisfy their obligations under Section 8.3 hereof.

8.5           Access to Properties.  Upon and after the occurrence of a Trigger Event, each Borrower will permit Bank and its agents to have access to the Collateral at reasonable times during normal business hours, upon reasonable advance written notice.  In exercising such rights of access, Bank shall cause its employees and agents to conduct such visits (i) in accordance with such safety procedures as such Borrower may impose and (ii) in a manner calculated to minimize any disruption to the conduct of such Borrower’s business.

8.6           Borrowers’ General Covenants and Agreements Pertaining to the Collateral.  Each Borrower covenants and agrees that upon and after the occurrence of a Trigger Event:

(A)           Subject to its right to make Permitted Transfers of Assets, each Borrower shall be and remain the owner of all real estate on which any of the Collateral is located; or if not, except as otherwise agreed to by Bank, such Borrower shall use commercially reasonable efforts to obtain from each owner of said real estate a written waiver or subordination (in form and substance satisfactory to Bank) of any landlord’s Lien or other Lien said owner might have with respect to the Collateral, and such Borrower shall deliver the same to Bank.

(B)           Upon request of Bank, each Borrower shall promptly deliver to Bank the certificates of title for any motor vehicles now or hereafter included in the Collateral that are subject to the title Laws of any state of the United States of America or any other Jurisdiction and shall join with Bank in executing any applications and other documents and taking any other actions necessary or desirable in Bank’s opinion to perfect Bank’s Lien in such vehicles.  Bank may retain possession of such certificates of title until payment in full of all the Obligations and/or until Bank’s Lien on such motor vehicle is terminated.

(C)           Each Borrower shall furnish to Bank from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Bank may reasonably request, all in reasonable detail.

(D)           Each Borrower shall keep and maintain at its own cost and expense satisfactory and complete Records of the Collateral at its principal place of business, and, to the extent necessary to perfect, protect and maintain Bank’s Lien, mark the Collateral with Bank’s name or in such other manner as shall be reasonably satisfactory to Bank.  After the occurrence of and during the continuance of any Event of Default, each Borrower shall deliver copies of such Records to Bank at any time on demand of Bank.

(E)           Each Borrower shall provide Bank with copies of all agreements between such Borrower and any warehouse at which any Collateral may, from time to time, be kept and all lease or similar agreements between such Borrower and any other Person, whether such Borrower is lessor or lessee thereunder.

(F)           Upon any Borrower’s receipt of any Collateral which is evidenced or secured by an Instrument (other than checks to be deposited in a Deposit Account or lockbox established for the benefit of Bank), Document or Chattel Paper and upon demand of Bank, such Borrower shall deliver the original thereof (or each executed or original counterpart if more than one) in such Borrower’s possession to Bank, together with appropriate endorsements and/or assignments in form and substance acceptable to Bank.

ARTICLE IX

9.             DEFAULT

9.1           Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default hereunder:

(A)           Any Borrower shall fail to pay as and when due (i) any installment of interest or fee or any other amount payable under this Agreement or any Note, or any other Obligations, and such failure is not cured within five (5)  days, or (ii) any installment of principal payable under this Agreement or such Note or such other Obligations; provided, however, that the failure to pay any Obligations consisting of Hedging Obligations shall not be an Event of Default hereunder unless and until the same constitutes an “Event of Default” under such Hedging Contract.

(B)           Any Borrower shall fail to pay, perform or observe any other obligation, condition, or covenant to be observed or performed by it under this Agreement or any other Loan Document, and such failure shall continue for thirty (30) days or ten (10) days, in the case of any covenant contained in Sections 7.2 or 7.3 hereof after the earlier of:

 (1)           Notice of such failure from Bank; or

 (2)           Bank is notified of such failure or should have been so notified pursuant to the provisions of this Agreement or any other Loan Document.

(C)           There shall occur any Event of Default as defined and provided under any other Loan Document or any Event of Default as defined and provided under any Hedging Contract.

(D)           The validity or enforceability of this Agreement or any other Loan Document shall be contested by any Borrower, and/or any Borrower shall deny that it has any or further liability or obligation hereunder or thereunder.

(E)           Assignment or attempted assignment by any Borrower of this Agreement or any rights hereunder (other than an assignment by operation of law as a result of a merger permitted by Section 7.2(B) hereof), or any Advance to be made hereunder.

(F)           The transfer of any Borrower’s interest in, or rights under, this Agreement by operation of law or otherwise (other than an assignment by operation of law as a result of a merger permitted by Section 7.2(B) hereof), including, without limitation, such transfer by any Borrower as debtor in possession under the Bankruptcy Code, or by a trustee for any Borrower under the Bankruptcy Code, to any Person, whether or not the obligations of such Borrower under this Agreement are assumed by such Person.

(G)           The dissolution of any Borrower, or any Change in Control.

(H)          Any financial statement, representation, warranty or certificate made or furnished by any Borrower to Bank in connection with this Agreement or the Information Certificate, or as inducement to Bank to enter into this Agreement or the Information Certificate, or in any separate statement or document to be delivered hereunder to Bank, shall be materially false, incorrect, or incomplete when made.

(I)           Any Borrower shall admit its inability to pay its debts as they mature, or shall make an assignment for the benefit of itself or any of its creditors.

(J)           Proceedings in Bankruptcy, or for reorganization of any Borrower, or for the readjustment of any of its debts, under the Bankruptcy Code, as amended, or any part thereof, or under any other Laws, whether state or federal, for the relief of debtors, now or hereafter existing, shall be commenced by any Borrower, or shall be commenced against any Borrower, and in the latter instance, such proceedings are not discharged within sixty (60) days.

(K)           A receiver or trustee shall be appointed for any Borrower or for any substantial part of its assets, or any proceedings shall be instituted for the dissolution or the full or partial liquidation of any Borrower, and such receiver or trustee shall not be discharged within thirty (30) days of his appointment, or such proceedings shall not be discharged within sixty (60) days of its commencement, or Borrower shall discontinue business or materially change the nature of its business.

(L)           If any Borrower shall not be Solvent at the time of the filing of any Financing Statement or recordation of any Mortgage as provided under this Agreement.

Provided that with respect to each of the foregoing, an Event of Default will be deemed to have occurred upon the occurrence of the applicable event without notice being required if Bank is prevented from giving notice by Bankruptcy or other applicable Law.

9.2           No Advances After Default. Notwithstanding any provision contained herein or in any other Loan Document to the contrary, Bank shall have the absolute right to refuse to make, and shall be under no obligation to make, any further Advances upon the occurrence and during the continuance of any Payment Default, any Financial Covenant Default or any Incurable Default.

9.3           Acceleration. All Obligations shall, at the option of Bank, become immediately due and payable, Without Notice, upon the occurrence of an Event of Default without further action of any kind.

9.4           General Remedies. Upon the occurrence of any Event of Default, Bank shall have, in addition to the rights and remedies given it by this Agreement and the other Loan Documents, all those allowed by all applicable Laws, including but without limitation, the Uniform Commercial Code.  Without limiting the generality of the foregoing, Bank may immediately, Without Notice, sell at public or private sale or otherwise realize upon, the whole or, from time to time, any part of the Collateral, or any interest which any Borrower may have therein.

9.5           Bank’s Additional Rights and Remedies.  Upon the occurrence of any Event of Default and except as may otherwise be prohibited or expressly provided for to the contrary under applicable Law, in addition to any rights or remedies Bank may otherwise have under this Agreement, any other Loan Documents, or under applicable Laws, Without Notice, Bank shall have the right to take any or all of the following actions at the same or different times:

(A)          To cancel Bank’s obligations arising under this Agreement;

(B)           To institute appropriate proceedings to specifically enforce performance of the terms and conditions of this Agreement;

(C)           To take immediate possession of the Collateral;

(D)           To appoint or seek appointment of a receiver, Without Notice and without regard to the solvency of any Borrower or the adequacy of the security, for the purpose of preserving the Collateral, preventing waste, and to protect all rights accruing to Bank by virtue of this Agreement and the other Loan Documents.  All expenses incurred in connection with the appointment of such receiver, or in protecting, preserving, or improving the Collateral, shall be charged against the Borrowers and shall be secured by Bank’s Lien;

(E)           To proceed to perform any and all of the duties and obligations and exercise all the rights and remedies of any Borrower contained in the Assigned Agreements as fully as such Borrower could itself;

(F)           To notify Purchasers that Accounts have been assigned to Bank, demand and receive information from Purchasers with respect to Accounts, forward invoices to Purchasers directing them to make payments to Bank, collect all Accounts in Bank’s or any Borrower’s name and take control of any cash or non-cash proceeds of Collateral;

(G)           To enforce payment of any Accounts, to prosecute any action or proceeding with respect to Accounts, to extend the time of payment of any and all Accounts, to make allowances and adjustments with respect thereto and to issue credits in the name of Bank or any Borrower;

(H)           To settle, compromise, extend, renew, release, terminate or discharge, in whole or in part, any Account or deal with the same as Bank may deem advisable;

(I)            To require each Borrower to open all mail only in the presence of a representative of Bank, who may take therefrom any remittance on Collateral;

(J)            To charge, set-off and otherwise apply all or any part of the Obligations against the Deposit Accounts, or any part thereof;

(K)           To exercise any and all rights and remedies of any Borrower under or in connection with any Assigned Agreement or otherwise in respect of the Collateral, including, without limitation, any and all rights of any Borrower to demand or otherwise require payment of any amount under, or performance of any provision of, any Assigned Agreement;

(L)           To enter upon the premises of any Borrower or any other place or places where the Collateral is located and kept, and through self-help and without judicial process, without first obtaining a final judgment or giving any Borrower notice and opportunity for a hearing on the validity of Bank’s claim, without any pre-seizure hearing as a condition to repossession through court action and without any obligation to pay rent to any Borrower, to remove the Collateral therefrom to the premises of Bank or of any agent of Bank, for such time as Bank may desire, in order effectively to collect or liquidate the Collateral;

(M)          To require each Borrower, upon the request of Bank, to assemble the Inventory, Equipment and any other property included in the Collateral and make it available to Bank at places which Bank shall select, whether at any Borrower’s premises or elsewhere, and to make available to Bank all of each Borrower’s premises and facilities for the purpose of Bank’s taking possession of, removing or putting the Inventory and such other goods in salable form;

(N)           To collect, receive, appropriate, repossess and realize upon the Collateral, or any part thereof, and to sell, lease, assign, give option or options to purchase, or sell or otherwise dispose of and deliver the Collateral (or contract to do so), or any part thereof, in one or more parcels, at public or private sale or sales, at any exchange broker’s board or at any of Bank’s offices or elsewhere, at such prices as Bank may deem best, for cash or on credit or for future delivery without assumption of any credit risk.  Bank shall have the right upon any such public sale or sales, and to the extent permitted by Law, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption, which equity of redemption each Borrower hereby releases. Each Borrower waives all claims, damages, and demands against Bank arising out of the repossession, retention or sale of the Collateral;

(O)           To use, and to permit any purchaser of any of the Collateral from Bank to use without charge, any Borrower’s labels, General Intangibles, and advertising matter or any property of a similar nature, as it pertains to, or is included in, any of the Collateral, in advertising for sale, preparing for sale and selling any Collateral, and finishing the manufacture, processing, fabrication, packaging and delivery of the Inventory, and each Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(P)           To send any written notice to any Borrower required by Law or this Agreement in the manner set forth in this Agreement; and any notice sent by Bank in such manner at least ten (10) Business Days (counting the date of sending) prior to the date of a proposed disposition of the Collateral shall be deemed to be reasonable notice (provided, however, that nothing contained herein shall be deemed to require ten (10) days’ notice if, under the applicable circumstances, a shorter period of time would be allowed under applicable Law);

(Q)           After execution and delivery to Bank of the Mortgage and the Assignment of Rents, to take possession of the Mortgaged Property and/or the Rents and have, hold, manage, lease and operate the Mortgaged Property on such terms and for such period of time as Bank may in its discretion deem proper, and, either with or without taking possession of the Mortgaged Property in Bank’s own name:

 (1)           Make any payment or perform any act which any Borrower has failed to make or perform, in such manner and to such extent as Bank may deem necessary to protect the security provided for in this Agreement, or otherwise, including without limitation, the right to appear in and defend any action or proceeding purporting to affect the security provided for in this Agreement, or the rights or powers of Bank;

 (2)           Lease the Mortgaged Property or any portion thereof in such manner and for such Rents as Bank shall determine in its discretion; or

 (3)           Demand, sue for, or otherwise collect and receive from all Persons all Rents, including those past due and unpaid, with full power to make from time to time all alterations, renovations, repairs or replacements of and to the Mortgaged Property (or any part thereof) as may seem proper to Bank and to apply the Rents to the payment of (in such order of priority as Bank, in its discretion, may determine):

 (a)           All expenses of managing the Mortgaged Property, including, without limitation, the salaries, fees and wages of a managing agent and such other employees as Bank may deem necessary or desirable;

 (b)           All taxes, charges, claims, assessments, water rents, sewer rents, and any other liens, and premiums for all insurance which Bank may deem necessary or desirable, and the cost of all alterations, renovations, repairs, or replacements, and all expenses incidental to taking and retaining possession of the Mortgaged Property;

 (c)           All or any portion of any Loan; and/or

 (d)           All costs and Attorneys’ Fees incurred in connection therewith.

In connection with the foregoing, each Borrower hereby authorizes and directs each party to any Assigned Lease (other than such Borrower), upon receipt from Bank of written notice to the effect that an Event of Default exists, to perform all of its obligations under the Assigned Lease as directed by Bank, and to continue to do as so directed until otherwise notified by Bank.

9.6           Right of Set-Off. Upon the occurrence of and during the continuance of any Event of Default, Bank may, and is hereby authorized by each Borrower, at any time and from time to time, to the fullest extent permitted by applicable Laws, and Without Notice to any Borrower, set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and any other Indebtedness at any time owing by Bank to, or for the credit or the account of, any Borrower against any or all of the Obligations of any Borrower now or hereafter existing whether or not such Obligations have matured and irrespective of whether Bank has exercised any other rights that it has or may have with respect to such Obligations, including without limitation any acceleration rights.  The aforesaid right of set-off may be exercised by Bank against any Borrower or against any trustee in Bankruptcy, debtor in possession, assignee for the benefit of the creditors, receiver, or execution, judgment or attachment creditor of any Borrower, or such trustee in Bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by Bank prior to the making, filing or issuance, or service upon Bank of, or of notice of, any such petition; assignment for the benefit of creditors; appointment or application for the appointment of a receiver; or issuance of execution, subpoena, order or warrant.  Bank agrees to promptly notify Parent, on behalf of all Borrowers, after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of Bank under this Section are in addition to the other rights and remedies (including, without limitation, other rights of set-off) which Bank may have.

9.7           No Limitation on Rights and Remedies. The enumeration of the powers, rights and remedies in this Article shall not be construed to limit the exercise thereof to such time as an Event of Default occurs if, under applicable Law or any other provision of this Agreement or any other Loan Document, Bank has any of such powers, rights and remedies regardless of whether an Event of Default has occurred, and any limitation contained herein or in any of the other Loan Documents as to Bank’s exercise of any power, right or remedy for a period of time only during the continuance of an Event of Default shall only be applicable at such time as Bank shall have actual Knowledge that such Event of Default is no longer continuing and for a reasonable time thereafter as may be necessary for Bank to cease the exercise of such powers, rights and remedies (it being expressly understood and agreed that until such time as Bank shall obtain such Knowledge and after the expiration of such reasonable time, Bank shall have no liability whatsoever for the commencement of or continuing exercise of any such power, right or remedy).

9.8           Application of Proceeds. Except as otherwise expressly required to the contrary by applicable Law or any other Loan Document, the net cash proceeds resulting from the exercise of any of the rights and remedies of Bank under this Agreement, after deducting all charges, expenses, costs and Attorneys’ Fees relating thereto, shall be applied by Bank to the payment of the Obligations, whether due or to become due, in such order and in such proportions as Bank may elect; and each Borrower shall remain liable to Bank for any deficiency.

9.9           Attorney-in-Fact. Each Borrower hereby constitutes and appoints Bank, or any other Person whom Bank may designate, as such Borrower’s attorney-in-fact (such appointment being coupled with an interest and being irrevocable), at each Borrower’s sole cost and expense, to exercise any one or more of the following rights and powers at any time after the occurrence and during the continuance of an Event of Default (and all acts of such attorney-in-fact or designee taken pursuant to this Section are hereby ratified and approved by each Borrower, and said attorney or designee shall not be liable for any acts or omissions nor for any error of judgment or mistake of fact or law):

(A)           To take or to bring, in the name of Bank or in the name of each or any Borrower, all steps, action, suits or proceeding deemed by Bank necessary or desirable to effect collection of the Accounts;

(B)            To settle, adjust, compromise, extend, renew, discharge, terminate or release the Accounts in whole or in part;

(C)            To settle, adjust or compromise any legal proceedings brought to collect the Accounts;

(D)           To notify Purchasers to make payments on the Accounts directly to Bank or to a lockbox designated by Bank;

(E)            To transmit to Purchasers notice of Bank’s interest in the Accounts and to demand and receive from such Purchasers at any time, in the name of Bank or of each or any Borrower or of the designee of Bank, information concerning the Accounts and the amounts owing thereon;

(F)            To use each or any Borrower’s stationery and sign the name of each or any Borrower to verifications of the Accounts and notices thereof to Purchasers;

(G)           To sell or assign any of the Collateral upon such terms, for such amounts and at such time or times as Bank deems advisable, and to execute any bills of sale or assignments in the name of each or any Borrower in relation thereto;

(H)           To take control, in any manner, of any item of payment on, or proceeds of, Collateral;

(I)             To prepare, file and sign each or any Borrower’s name on any proof of claim in Bankruptcy or similar document against any Purchaser;

(J)            To prepare, file and sign each or any Borrower’s name on any notice of lien, assignment or satisfaction of lien or similar document in connection with the Collateral;

(K)           To sign or endorse the name of each or any Borrower upon any Chattel Paper, Document, Instrument, invoice, freight bill, bill of lading, warehouse receipt or similar document or agreement relating to the Collateral;

(L)           To use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Collateral to which each or any Borrower has access;

(M)           To enter into contracts or agreements for the processing, fabrication, packaging and delivery of the Collateral as said attorney-in-fact or designee or Bank may from time to time deem appropriate and charge each or any Borrower’s account for any costs thereby incurred;

(N)           To receive, take, endorse, assign and deliver in Bank’s name or in the name of each or any Borrower any and all checks, notes, drafts and other instruments;

(O)           To receive, open and dispose of all mail addressed to each or any Borrower and to notify postal authorities to change the address for the delivery thereof to such address as Bank may designate; and

(P)           To do all acts and things necessary, in Bank’s discretion, to fulfill each or any Borrower’s obligations under this Agreement and to otherwise carry out the purposes of this Agreement.

9.10         Default Costs. Each Borrower hereby agrees to pay to Bank upon demand all Default Costs incurred by Bank, which agreement shall be a continuing agreement and shall survive payment of the Loan and termination of this Agreement.

9.11         Hedging Contracts and Hedging Obligations Are Independent. Notwithstanding anything to the contrary in this Article IX, any and all Hedging Obligations under any and all Hedging Contracts between any Borrower and Bank or any affiliate of Bank shall be due in accordance with and governed by the provisions of the relevant Hedging Contracts and not by the provisions of this Agreement.

ARTICLE X

10.           MISCELLANEOUS

10.1           Termination of Bank’s Lien. This Agreement and Bank’s Lien will not be terminated until one of Bank’s officers signs a written termination or satisfaction agreement to such effect.  Even if all of the Obligations owing to Bank at any time should be paid, Bank’s Lien will continue to secure any Obligation of any Borrower thereafter arising until the written termination or satisfaction agreement referred to above has been executed by Bank.  Except as otherwise expressly provided for in this Agreement, no termination of this Agreement shall in any way affect or impair the representations, warranties, agreements, covenants, obligations, duties and Obligations of any Borrower or the powers, rights, and remedies of Bank under this Agreement with respect to any transaction or event occurring prior to such termination, all of which shall survive such termination.  Except as may otherwise expressly be provided herein to the contrary, in no event shall Bank be obligated to terminate Bank’s Lien or return or release the Collateral or any portion thereof to any Borrower until Bank is no longer obligated to extend credit to any Borrower under this Agreement and all Obligations are paid in full (other than Obligations (i) with respect to Letters of Credit so long as Bank has been provided with either cash collateral or a back-up letter of credit as with respect thereto as required by Section 2.19 hereof and (ii) consisting of other contingent Obligations (except Hedging Obligations) not then due and payable).

10.2           Construction. The provisions of this Agreement shall be in addition to those of any other Loan Document and any guaranty, pledge or security agreement, mortgage, deed of trust, security deed, note or other evidence of liability given by any Borrower to Bank to or for the benefit of, all of which shall be construed as complementary to each other, and all existing liabilities and obligations of each Borrower to Bank and any Liens heretofore granted to or for the benefit of Bank shall, except and only to the extent expressly provided herein to the contrary, remain in full force and effect, and shall not be released, impaired, diminished, or in any other way modified or amended as a result of the execution and delivery of this Agreement or any other Loan Document or by the agreements and undertaking of any Borrower contained herein and therein.  Nothing herein contained shall prevent Bank from enforcing any or all other notes, guaranties, pledges or security agreements, mortgages, deeds of trust, or security deeds in accordance with their respective terms.  In the event of a conflict between any of the provisions of this Agreement, the Note, any one or more of the Security Documents or any other Loan Document, the provisions most favorable to Bank shall control.

10.3           Indemnity. Each Borrower hereby agrees to indemnify Bank and its officers, directors, agents, and attorneys against, and to hold Bank and all such other Persons harmless from all Indemnified Losses resulting from any representation or warranty made by any Borrower or on any Borrower’s behalf pursuant to this Agreement having been false when made, or resulting from any Borrower’s breach of any of the covenants set forth in this Agreement, which indemnification is in addition to, and not in derogation of, any statutory, equitable, or common law right or remedy Bank may have for breach of representation, warranty, statement or covenant or otherwise may have under any of the Loan Documents.  This agreement of indemnity shall be a continuing agreement and shall survive payment of the Loan and termination of this Agreement.

10.4           Bank’s Consent. Except where otherwise expressly provided in the Loan Documents, in any instance where the approval, consent, or the exercise of Bank’s judgment or discretion is required or permitted, the granting or denial of such approval or consent and the exercise of such judgment or discretion shall be (a) within the sole discretion of Bank; and (b) deemed to have been given only by a specific writing intended for the purpose given and executed by Bank.

10.5           Enforcement and Waiver by Bank. Bank shall have the right at all times to enforce the provisions of this Agreement, the Note, and each of other Loan Documents in strict accordance with the terms hereof and thereof, notwithstanding any conduct or custom on the part of Bank in refraining from so doing at any time or times.  The failure of Bank at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions of this Agreement or as having in any way or manner modified or waived the same.  All rights and remedies of Bank are cumulative and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

10.6           No Representation, Assumption, or Duty. Nothing, including any Advance or acceptance of any document or instrument, shall be construed as a representation or warranty, express or implied, to any Person by Bank.  Any inspection or audit of the Collateral or the Records of any Borrower, or the procuring of documents and financial and other information, by or on behalf of Bank shall be for Bank’s protection only, and shall not constitute any assumption of responsibility by Bank with respect thereto or relieve any Borrower of any of such Borrower’s obligations.

10.7           Expenses of Bank. The Borrowers will, on demand, reimburse Bank for all out-of-pocket expenses incurred by Bank in connection with the preparation, amendment, modification or enforcement of this Agreement and the other Loan Documents and/or in the collection of any amounts owing from any Borrower or any other Person to Bank under this Agreement or any other Loan Document and, until so paid, the amount of such expenses shall be added to and become part of the amount of the Obligations.  Upon demand of Parent, Bank will provide reasonable documentation with respect to all such expenses.

10.8           Attorneys’ Fees. If at any time or times hereafter Bank employs counsel to advise or provide other representation with respect to this Agreement, any Loan Document, or any other agreement, document or instrument heretofore, now or hereafter executed by any Borrower and delivered to Bank with respect to the Obligations, or to commence, defend or intervene, file a petition, complaint, answer, motion or other pleadings or to take any other action in or with respect to any suit or proceeding relating to this Agreement, any Loan Document, or any other agreement, instrument or document heretofore, now or hereafter executed by any Borrower and delivered to Bank with respect to the Obligations, or to represent Bank in any litigation with respect to the affairs of any Borrower, or to enforce any rights of Bank or obligations of any Borrower or any other Person which may be obligated to Bank by virtue of this Agreement, any Loan Document, or any other agreement, document or instrument heretofore, now or hereafter delivered to Bank by or for the benefit of any Borrower with respect to the Obligations, or to collect from any Borrower any amounts owing hereunder, then in any such event, all of the Attorneys’ Fees incurred by Bank arising from such services and any  expenses, costs and charges relating thereto shall constitute additional obligations of each Borrower payable on demand and, until so paid, shall be added to and become part of the Obligations.

10.9           Exclusiveness. This Agreement, the Note, the Security Documents, and any other Loan Documents made pursuant hereto are made for the sole protection of each Borrower, Bank, and Bank’s successors and assigns, and no other Person shall have any right of action hereunder.

10.10         Waiver and Release by Borrower. Unless and only to the extent as may be expressly provided for herein or in any other Loan Document to the contrary, or as may be required (and unwaivable) by applicable Laws, each Borrower (A) waives protest of all commercial paper at any time held by Bank on which any Borrower is any way liable; (B) waives notice of acceleration and of intention to accelerate; (C) waives notice and opportunity to be heard, after acceleration, before exercise by Bank of the remedies of self-help, set-off, or of other summary procedures permitted by any applicable Laws or by any agreement with any Borrower, and except where required hereby or by any applicable Laws which requirement cannot be waived, notice of any other action taken by Bank; and (D) releases Bank and its officers, attorneys, agents and employees from all claims for loss or damage caused by any act or omission on the part of any of them except willful misconduct or gross negligence.

10.11         Limitation on Waiver of Notice, Etc. Notwithstanding any provision of this Agreement to the contrary, to the extent that any applicable Law expressly limits any waiver of any right contained herein or in any other Loan Document (including any waiver of any notice or other demand), such waiver shall be ineffective to such extent.

10.12         Additional Costs. In the event that any applicable Law adopted, becoming effective, phased-in or otherwise becoming applicable after the date of this Agreement, whether or not presently applicable to Bank, or any interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by Bank with any guideline, request or directive of any such Governmental Authority (whether or not having the force of law), shall (i) affect the basis of taxation of payments to Bank of any amounts payable by any Borrower under this Agreement (other than taxes imposed on the overall net income of Bank, franchise taxes and branch profits, in each case, imposed as a result of such Bank being organized under the laws of, or having its principal office, or its applicable lending office located in, the jurisdiction imposing such tax), or (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank, or (iii) impose any other condition with respect to this Agreement, the Note or the Loans, or (iv) affect the amount of capital required or expected to be maintained by Bank, and the result of any of the foregoing is to increase the cost to Bank of making, funding or maintaining the any Loan or to reduce the amount of any amount receivable by Bank thereon, then Borrowers, jointly and severally, shall pay to Bank from time to time, upon request by Bank, additional amounts sufficient to compensate Bank for such increased cost or reduced amount receivable to the extent Bank is not compensated therefor in the computation of the interest rate applicable to such Loan.  A statement as to the amount of such increased cost or reduced amount receivable, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Parent, shall be conclusive and binding for all purposes absent manifest error in computation.  Failure or delay on the part of Bank to demand compensation pursuant to this Section shall not constitute a waiver of Bank’s right to demand such compensation; provided, however, that Borrowers shall not be required to compensate Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that Bank notifies Borrowers of the change in applicable Law giving rise to such increased costs or reductions, and of Bank’s intention to claim compensation therefor (except that, if such change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

10.13         Illegality.  In the event that any applicable Law now or hereafter in effect and whether or not presently applicable to Bank, or any interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by Bank with any guideline, request or directive of such Governmental Authority (whether or not having the force of law), including without limitation exchange controls, shall make it unlawful for Bank to make or maintain loans based on LIBOR, upon Bank giving notice thereof to the Parent, Bank may substitute any interest rates based on LIBOR under this Agreement with a comparable interest rate reasonably determined by the Bank (each, a “LIBOR Comparable Interest Rate”), and for so long as any of the foregoing in this Section 10.13 remains in effect, the Loans shall bear interest at such LIBOR Comparable Interest plus the Applicable Margin for the relevant Loan.

10.14         Participation and Assignments. Bank shall have the right at any time to sell one or more participations to an Eligible Participant in all or any part of the Revolver Loan Commitment, the Revolver Loan, or any other Obligation.  The holder of any such participation, other than an Affiliate of Bank, shall not be entitled to require Bank to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan, any Note or any Letter of Credit (unless (i) such Letter of Credit is not extended beyond the date which is thirty (30) days prior to the Revolver Loan Maturity Date or (ii) such Letter of Credit represents a customary “evergreen” Letters of Credit and Borrowers deliver to Bank, not later than (30) days before the Revolver Loan Maturity Date in the case of any “evergreen” Letter of Credit having an expiration date later than the Revolver Loan Maturity Date, immediately available funds equal to 105% of the Letter of Credit Exposure to be held as cash collateral for Borrowers’ reimbursement obligations with respect to the Letters of Credit and all other Obligations) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of the Default Rate) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Revolver Loan Commitment shall not constitute a change in the terms of such participation, and that an increase in the Revolver Loan Commitment shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), or (ii) release all or substantially all of the Collateral under the Security Documents (except as expressly provided in the Loan Documents) supporting the Obligations in which such participant is participating. To the extent permitted by law, each participant also shall be entitled to the benefits of rights of set-off as though it were Bank.  Bank shall have the right to assign the Revolver Loan Commitment, the Revolver Loan, or its rights under the Loan Documents, in whole or in part, without any Borrower’s prior consent to an Eligible Assignee or during the existence of an Event of Default; otherwise, Bank shall not have the right to make any such assignment without Parent’s written consent (which consent shall not be unreasonably withheld or delayed).

10.15         Binding Effect; No Borrower Assignment. This Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and permitted assigns of the parties hereto. No Borrower has any right to assign any of its rights or obligations hereunder without the prior written consent of Bank, other than to another Person in connection with a transaction permitted under Section 7.2(B).

10.16         Entire Agreement, Amendments. This Agreement, including the Exhibits hereto, all of which are hereby incorporated herein by reference, and the documents executed and delivered pursuant hereto, constitute the entire agreement between the parties, and may be amended only by a writing signed on behalf of each party.

10.17         Severability. If any provision of this Agreement, any Note, or any of the other Loan Documents shall be held invalid under any applicable Laws, such invalidity shall not affect any other provision of this Agreement or such other instrument or agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

10.18         Headings. The section and paragraph headings hereof are inserted for convenience of reference only, and shall not alter, define, or be used in construing the text of such sections and paragraphs.

10.19         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

10.20         Seal. This Agreement is intended to take effect as an instrument under seal.

10.21         Confidentiality. Bank shall hold all non-public information regarding each Borrower and its business identified as such by such Borrower and obtained by Bank prior to, on or after the date hereof in connection with the financing described in this Agreement in accordance with Bank’s customary procedures for handling confidential information of  such nature, it being understood and agreed by each Borrower that, in any event, Bank may make (i) disclosures of such information to Affiliates of Bank and to their agents and advisors (and to other Persons authorized by Bank to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.21), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by Bank of the any Loan (provided, such counterparties are advised of and agree in writing to be bound by the provisions of this Section 10.21), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to any Borrower received by it from Bank, and (iv) disclosures required or requested by any governmental agency or representative thereof or pursuant to legal process; provided, unless specifically prohibited by applicable law or court order, Bank shall promptly notify Parent of each request by any governmental agency or representative thereof, or by any Person pursuant to legal process (other than any such request in connection with any examination of the financial condition or other routine examination of Bank by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information.

ARTICLE XI

11.           SUBMISSION TO JURISDICTION, GOVERNING LAW AND NOTICES

11.1           Notices. Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed delivered if delivered in person or if sent by certified mail, postage prepaid, return receipt requested, or telegraph, or facsimile, as follows, unless such address is changed by written notice hereunder:

 (A)           If to Parent or any Borrower:

c/o Theragenics Corporation
5203 Bristol Industrial Way
Buford, Georgia  30518
Attention:  Mr. Francis J. Tarallo
Facsimile #(770) 831-5294

with copies to:

Robert C. Lewinson, Esq.
Bryan Cave LLP
One Atlantic Center
1201 W. Peachtree Street NW
14th Floor
Atlanta, Georgia  30309
Facsimile #(404) 420-0623

 (B)           If to Bank:

Wells Fargo Bank, National Association
171 17th Street, N.W., 5th Floor
MC GA4507
Atlanta, Georgia  30363
Facsimile #(404) 214-7309
Attn: Bill Bartlett

with a copy to:

Ed Snow, Esq.
Burr & Forman LLP
171 17th Street N.W., 11th Floor
Atlanta, Georgia 30363
Facsimile #(404) 817-3244

11.2           Governing Law. This Agreement is entered into and performable in Fulton County, Georgia, and the substantive Laws, without giving effect to principles of conflict of laws, of the United States and the State of Georgia shall govern the construction of this Agreement and the documents executed and delivered pursuant hereto, and the rights and remedies of the parties hereto and thereto, except to the extent that the Uniform Commercial Code or other applicable Law requires that the perfection, the effect of perfection or non-perfection, the priority of Bank’s Lien under the Loan Documents, or the enforcement of certain of Bank’s remedies with respect to the Collateral, be governed by the Laws of another Jurisdiction.

11.3           Arbitration.

(A)           Arbitration.  The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(B)           Governing Rules.  Any arbitration proceeding will (i) proceed in a location in Georgia selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”).  If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control.  Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute.  Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(C)           No Waiver of Provisional Remedies, Self-Help and Foreclosure.  The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding.  This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(D)           Arbitrator Qualifications and Powers.  Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00.  Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.  The arbitrator will be a neutral attorney licensed in the State of Georgia or a neutral retired judge of the state or federal judiciary of Georgia, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated.  The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim.  In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication.  The arbitrator shall resolve all disputes in accordance with the substantive law of Georgia and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award.  The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Georgia Rules of Civil Procedure or other applicable law.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.  The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(E)           Discovery.  In any arbitration proceeding, discovery will be permitted in accordance with the Rules.  All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date.  Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(F)           Class Proceedings and Consolidations.  No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(G)           Payment Of Arbitration Costs And Fees.  The arbitrator shall award all costs and expenses of the arbitration proceeding.

(H)           Miscellaneous.  To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA.  No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation.  If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control.  This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

[remainder of page left intentionally blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the day and year first above written.

BORROWERS

THERAGENICS CORPORATION

By:	/s/ Francis J. Tarallo
Its: Chief Financial Officer

C.P. MEDICAL CORPORATION

By:	/s/ Lynn Rogers
Its: Treasurer

GALT MEDICAL CORP.

By:	/s/ Lynn Rogers
Its: Treasurer

NEEDLETECH PRODUCTS, INC.,

By:	/s/ Lynn Rogers
Its: Treasurer

BANK:

WELLS FARGO BANK, NATIONAL ASSOCIATION, successor by merger to Wachovia Bank, National Association

By:	/s/ Zacharia Corn
Title: Executive Vice-President

EXHIBIT A

FORM OF COMPLIANCE CERTIFICATE
COMPLIANCE CERTIFICATE
FOR THE PERIOD ENDING _______________

To:          WELLS FARGO BANK, NATIONAL ASSOCIATION
171 17th St., 5th Floor
MC 4507
Atlanta, GA  30363
Attn:  _______________

Pursuant to that certain Second Amended and Restated Credit Agreement, dated as of October 10, 2012 (as amended from time to time, the “Credit Agreement”, capitalized terms used herein as therein defined), among THERAGENICS CORPORATION, a Delaware corporation and the other “Borrowers” thereto (collectively, the “Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Bank”), the undersigned submits this Compliance Certificate and certifies that the covenants and financial tests described in the Credit Agreement are as follows:

I.	Financial Statements and Reports		Compliance
(Please Indicate)
A.	Annual CPA audited, Fiscal Year-End financial
	statements within 120 days after each Fiscal Year-End		Yes	No

B.	Quarterly unaudited financial statements within 45 days
	after each Quarter-End		Yes	No

II.	Senior Liabilities to Tangible Net Worth
Maximum of 1.5 to 1.0 allowed.
As of the Quarter ending _______________

$_________	/$__________	= ________	Yes	No
Senior Liabilities	TNW	Ratio

III.	Fixed Charge Coverage Ratio

Minimum of 1.25 to 1.00 required.

As of the Quarter ending _______________

$____________	/$____________	= ____________	Yes	No
The sum of  (i) EBITDA for such period, plus (ii) rent and lease expense, solely to the extent deducted in the calculation of Net Income, plus (iii) recognized share-based compensation expense, solely to the extent deducted in the calculation of Net Income, plus (iv) one-time non-cash charges, solely to the extent deducted in the calculation of Net Income, including, without limitation, those related to Permitted Acquisitions, plus (v) non-cash expenses for fair value adjustments related to interest rate swaps, minus (vi) non-cash gains for fair value adjustments related to interest rate swaps, minus (vii) Capital Expenditures which are not expended as part of Permitted Acquisitions, plus (viii) [intentionally omitted], minus (ix) Restricted Payments, minus (x) all net earn-out payments made during such period in connection with Permitted Acquisitions (excluding, for the avoidance of doubt, all up-front payments made at the closing of such Permitted Acquisition, to the extent such payments constitute or could be characterized or considered as advance payment of earn-out amounts).  Notwithstanding anything to the contrary herein, Bank acknowledges that the Parent consummated the Specified Repurchase on July 17, 2012 and the purchase price paid for the Parent’s Equity Interests repurchased pursuant to the Specified Repurchase (including any premium paid for such Equity Interests over their then current market price, however accounted for under Generally Accepted Accounting Principles, but excluding any direct and incremental transaction costs and expenses) was $10,000,000 in the aggregate.  With respect to the fiscal quarter ended September 30, 2012 (the fiscal quarter in which the Specified Repurchase was consummated), the Bank agrees for purposes of calculating the Fixed Charge Coverage Ratio, to permit the Parent and its consolidated Subsidiaries to (1) exclude from Restricted Payments (x) up to $10,000,000 in the aggregate for the purchase price paid for the Parent’s Equity Interests repurchased pursuant to the Specified Repurchase (including any premium paid for such Equity Interests over their then current market price, however accounted for under Generally Accepted Accounting Principles, but excluding any direct and incremental transaction costs and expenses otherwise added back to EBITDA pursuant to clause (2) hereinbelow), and (y) up to $400,000 in the aggregate of direct and incremental transaction costs and expenses to the extent not treated as operating costs and not otherwise included as an addback to EBITDA pursuant to clause (2) hereinbelow, and (2) add to EBITDA up to $400,000 in the aggregate of direct and incremental transaction costs and expenses (to the extent deducted from the calculation of Net Income) incurred in connection with the Specified Repurchase.
	Fixed Charges	Ratio

A-2

IV.	Liquid Assets
Minimum of $10,000,000 required

Actual Liquid Assets for this
	reporting period equals $_____________	Yes	No

V.	Acquisitions
Maximum $10,000,000 during life of Loans
Actual cumulative amount of Acquisitions
	equals $_____________	Yes	No

VI.	Purchase Money Debt
Maximum $1,000,000 per fiscal year
Actual cumulative purchase money debt for
	subject fiscal year equals $_____________	Yes	No

A.           The undersigned has individually reviewed the provisions of the Credit Agreement and a review of the activities of Borrower during the period covered by this Compliance Certificate has been made in reasonable detail by or under the supervision of the undersigned with a view to determining whether Borrower has kept, observed, performed and fulfilled all of its obligations under the Credit Agreement.

B.           Such review did not disclose, and I have no Knowledge of, the existence of any Default or Event of Default which has occurred and is continuing [except as disclosed on the attachment hereto].

Executed this ______ day of __________________, 20___.

THERAGENICS CORPORATION

By:

A-3

EXHIBIT B
FORM OF CREDIT AGREEMENT JOINDER AGREEMENT

THIS CREDIT AGREEMENT JOINDER AGREEMENT (this “Agreement”) is made as of __________________, 20_____, among Theragenics Corporation, a Delaware corporation, C.P. Medical Corporation, a Delaware corporation, Galt Medical Corp., a Texas corporation [and] NeedleTech Products, Inc., a Massachusetts corporation [and list any previous Additional Borrowers] (collectively, the “Existing Borrowers”) and ________________________________, a _______________________________ (the “Additional Borrower”) and Wells Fargo Bank, National Association, successor by merger to Wachovia Bank, National Association (the “Bank”);

W I T N E S S E T H

WHEREAS, the Bank and the Existing Borrowers are parties to that certain Second Amended and Restated Credit Agreement dated as of October 10, 2012 (as amended, restated, supplemented, extended or otherwise modified from time to time, the “Credit Agreement”; unless otherwise defined herein, all capitalized terms shall have the meanings given in the Credit Agreement), providing, subject to the terms and conditions thereof, for extensions of credit to be made by the Bank to the Existing Borrowers;

WHEREAS, Theragenics Corporation has agreed to purchase all of the issued and outstanding capital stock of the Additional Borrower and, as result thereof, the Existing Borrowers and the Additional Borrower are required by the terms of the Credit Agreement to execute this Agreement in order for the Additional Borrower to become a party to the Credit Agreement; and

WHEREAS, in consideration of the Bank’s commitment to make the credit facilities under the Credit Agreement available to the Existing Borrowers and the Additional Borrower, and in consideration of the support that the Existing Borrowers have provided and may in the future provide to the Additional Borrower, each of the parties hereto is willing to execute and deliver this Agreement to provide for the Additional Borrower to become a “Borrower” under the Credit Agreement and to amend certain provisions of the Credit Agreement;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.     Joinder of Additional Borrower as a Borrower under the Credit Agreement. The Additional Borrower hereby becomes a party to the Credit Agreement and agrees to become obligated and liable as a Borrower under and as defined in the Credit Agreement for the payment and performance of all of the Obligations and agrees that each of the representations, warranties, covenants, waivers and each of the other terms and provisions of the Credit Agreement (as amended hereby) shall be the valid and binding obligations of the Additional Borrower as if the Additional Borrower had executed and delivered the same on the date of the Credit Agreement (except that representations and warranties of Additional Borrower shall be deemed initially made as of the effective date of this Agreement), the Credit Agreement being incorporated herein by reference. In furtherance thereof, the Additional Borrower hereby restates in part, and confirms that it is bound by the provisions of, Section 8.1(A) of the Credit Agreement. Effective as of the occurrence of any Trigger Event and upon the giving of a Trigger Event Notice, and without any other action being required by any Person, as security for the prompt satisfaction of all Obligations, the Additional Borrower hereby assigns, transfers and sets over to Bank all of the Additional Borrower’s Interest in and to, and grants Bank a Lien on, upon and in the Collateral, all upon the terms and subject to the conditions and limitations set forth in the Credit Agreement.

SECTION 2.     Notices.  All notices, requests and other communications to any party hereunder or under the Credit Agreement shall be given or made in accordance with the provisions of Section 11.1 of the Credit Agreement and the address for the Additional Borrower for such notices under Section 11.1 shall be its address provided under its signature below.

SECTION 3.     Conditions Precedent.  This Agreement shall (a) become effective upon the occurrence of each of the following: (i) execution and delivery to the Bank of (1) this Agreement by each party hereto, (2) a Revolver Loan Note Joinder Agreement by Additional Borrower, Existing Borrowers and Bank substantially in the form of Exhibit C to the Credit Agreement, (3) a Borrower’s Closing Certificate from the Additional Borrower, (4) a certificate of an officer of the Additional Borrower certifying as to the incumbency and signatures of such officer of the Additional Borrower signing, as applicable, this Agreement and any other Loan Documents executed on the date hereof, (5) a written opinion of counsel to the Additional Borrower, dated as of the date of this Agreement and addressed to Bank, in form and substance acceptable to Bank with respect to this Agreement [and the consummation of the transactions (the “Stock Purchase”) contemplated by the Stock Purchase Agreement (defined below)]; and  (ii) delivery to the Bank of (1) a copy of the resolutions of the Additional Borrower’s board of directors authorizing the execution, delivery and performance of this Agreement, the Revolver Loan Note Joinder Agreement, and any other Loan Document executed by the Additional Borrower on the date hereof, (2) a copy, certified as of the most recent date practicable by the secretary of state (or similar Governmental Authority) of the state, province, or other Jurisdiction where the Additional Borrower is organized, of the Additional Borrower’s Organizational Documents filed with such secretary of state (or similar Governmental Authority), (3) a copy of the Additional Borrower’s other Organizational Documents, (4) a certificate, as of the most recent date practicable, of the secretary of state (or similar appropriate Governmental Authority) of each Jurisdiction in which the Additional Borrower is organized as to the existence and good standing of the Additional Borrower within such Jurisdiction (unless such Governmental authorities do not issue such certificates of existence and/or good standing), and a certificate, as of the most recent date practicable, of the secretary of state (or similar appropriate Governmental Authority) of each state where any of the Collateral of the Additional Borrower is located as to the qualification and good standing of the Additional Borrower as a foreign entity doing business in each such state (unless such Governmental Authorities do not issue such certificates of existence and/or good standing), (5) lien search reports showing no Liens, except for the Permitted Liens, against the assets of, or the stock issued by, the Additional Borrower, (6) evidence satisfactory to Bank that the Additional Borrower has obtained all insurance policies as required under the Credit Agreement, together with evidence satisfactory to Bank that all premiums therefor have been paid and that all such policies are in full force and effect, [(7) an executed copy of the Stock Purchase Agreement (and all exhibits, schedules and amendments thereto) between Theragenics Corporation and the owners of the capital stock of the Additional Borrower (the “Stock Purchase Agreement”),] and (8) receipt and approval by Bank of any other items reasonably required to be provided to Bank, and not otherwise set forth above, and (b) after becoming effective, be deemed to be executed and delivered simultaneously with the consummation of the Stock Purchase.

SECTION 4.     Exhibits and Schedules to the Credit Agreement; Representations and Warranties; Ratification and Confirmation of Loan Documents.  (a)   Certain Schedules to the Credit Agreement are amended and restated as set forth on Exhibit A attached to this Agreement after giving effect to the Stock Purchase and the terms of this Agreement.

(b)           The Existing Borrowers represent and warrant to Bank that all representations and warranties given by the Existing Borrowers in the Credit Agreement, are true and correct as of the date hereof in all material respects.  The Existing Borrowers represent and warrant to Bank that the Existing Borrowers are in full compliance with all of the covenants of the Existing Borrowers contained in the Credit Agreement.

(c)           The Additional Borrower represents and warrants to Bank that all representations and warranties given by the Additional Borrower in the Credit Agreement, are true and correct as of the date hereof in all material respects (except to the extent such representations and warranties expressly relate solely to an earlier date, in which case such representations and warranties shall have been true and accurate on and as of such date, and except for changes in factual circumstances specifically permitted under the Credit Agreement).  The Additional Borrower represents and warrants to Bank that the Additional Borrower is in full compliance with all of the covenants of the Additional Borrower contained in the Credit Agreement.

(d)           Except as heretofore or herein expressly modified, or as may otherwise be inconsistent with the terms of this Agreement (in which case the terms and conditions of this Agreement shall govern), all terms of the Credit Agreement, as amended, and all documents and instruments executed and delivered in furtherance thereof shall be and remain in full force and effect, and the same are hereby ratified and confirmed in all respects. Borrower agrees to pay directly, or reimburse Bank for, all expenses, including the fees and expenses of legal counsel actually incurred by Bank in connection with the preparation of the documentation to evidence this Agreement.

SECTION 5.     Miscellaneous.  (a) This Agreement is entered into and performable in Fulton County, Georgia, and the substantive Laws, without giving effect to principles of conflict of laws, of the United States and the State of Georgia shall govern the construction of this Agreement and the documents executed and delivered pursuant hereto, and the rights and remedies of the parties hereto and thereto, except to the extent that the Uniform Commercial Code or other applicable Law requires that the perfection, the effect of perfection or non-perfection, the priority of Bank’s Lien (if any) under the Loan Documents, or the enforcement of certain of Bank’s remedies with respect to the Collateral, be governed by the Laws of another Jurisdiction.

(b)  If any provision of this Agreement shall be held invalid under any applicable Laws, such invalidity shall not affect any other provision of this Agreement or such other instrument or agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

(c)  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

(d)   This Agreement shall be attached to the Credit Agreement, provided, however, that any failure to do so shall not invalidate this Agreement or the Credit Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK;

SIGNATURES ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed, under seal, by its authorized officer as of the day and year first above written.

ADDITIONAL BORROWER:

By:
Name:
Title:

Address: c/o Theragenics Corporation

Attention: Chief Financial Officer Facsimile: (770) 831-5294

EXISTING BORROWERS:

THERAGENICS CORPORATION

By:
Name:
Title:

C.P. MEDICAL CORPORATION

By:
Name:
Title:

GALT MEDICAL CORP.

By:
Name:
Title:

NEEDLETECH PRODUCTS, INC.

By:
Name:
Title:

[LIST PREVIOUS ADDITIONAL BORROWERS]

[SIGNATURES CONTINUE ON NEXT PAGE]

BANK: WELLS FARGO BANK, NATIONAL ASSOCIATION, successor by merger to Wachovia Bank, National Association

By:
Name:
Title:

EXHIBIT C
FORM OF REVOLVER LOAN NOTE JOINDER AGREEMENT

THIS REVOLVER LOAN NOTE JOINDER AGREEMENT (this “Agreement”) is made as of __________________, 20_____, among Theragenics Corporation, a Delaware corporation, C.P. Medical Corporation, a Delaware corporation, Galt Medical Corp., a Texas corporation [and] NeedleTech Products, Inc., a Massachusetts corporation [and list any previous Additional Borrowers] (collectively, the “Existing Borrowers”) and ________________________________, a _______________________________ (the “Additional Borrower”) and Wells Fargo Bank, National Association, successor by merger to Wachovia Bank, National Association (the “Bank”);

W I T N E S S E T H

WHEREAS, the Bank and the Existing Borrowers are parties to that certain Second Amended and Restated Credit Agreement dated October 10, 2012 (as amended, restated, supplemented, extended or otherwise modified from time to time, the “Credit Agreement”; unless otherwise defined herein, all capitalized terms shall have the meanings given in the Credit Agreement), providing, subject to the terms and conditions thereof, for extensions of credit to be made by the Bank to the Existing Borrowers, including, but not limited to, a $40,000,000 line of credit made by the Bank to the Existing Borrowers, as evidenced by that certain Second Amended, Restated and Consolidated Line of Credit Note dated October 10, 2012 payable by Existing Borrowers to the Bank (as heretofore amended, restated or extended, the “Revolver Loan Note”);

WHEREAS, [name of applicable Borrower] [has agreed to purchase] [is the owner of] all of the issued and outstanding capital stock of the Additional Borrower and, as result thereof, the Existing Borrowers and the Additional Borrower are required by the terms of the Credit Agreement to execute this Agreement in order for the Additional Borrower to become a party to the Revolver Loan Note; and

WHEREAS, in consideration of the Bank’s commitment to make the credit facilities under the Credit Agreement available to the Existing Borrowers and the Additional Borrower, and in consideration of the support that the Existing Borrowers have provided and may in the future provide to the Additional Borrower, each of the parties hereto is willing to execute and deliver this Agreement to provide for the Additional Borrower to become a “Borrower” under the Revolver Loan Note and to amend certain provisions of the Revolver Loan Note;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.     Joinder of Additional Borrower as a Borrower under the Revolver Loan Note. The Additional Borrower hereby becomes a party to the Revolver Loan Note and agrees to become obligated and liable as a Borrower under and as defined in the Revolver Loan Note for the payment of the Revolver Loan as provided therein and agrees that each of the representations, warranties, covenants, waivers and each of the other terms and provisions of the Revolver Loan Note (as amended hereby) shall be the valid and binding obligations of the Additional Borrower as if the Additional Borrower had executed and delivered the same on the date of the Revolver Loan Note (except that representations and warranties of Additional Borrower shall be deemed initially made as of the effective date of this Agreement), the Revolver Loan Note being incorporated herein by reference.

SECTION 2.     Notices.  All notices, requests and other communications to any party hereunder or under the Revolver Loan Note shall be given or made in accordance with the provisions of Section 11.1 of the Credit Agreement and the address for the Additional Borrower for such notices under Section 11.1 shall be its address provided under its signature below.

SECTION 3.     Conditions Precedent.  This Agreement shall become effective upon the occurrence of each of the following: (i) execution and delivery to the Bank of this Agreement by each party hereto and (ii) the satisfaction of the conditions precedent set forth in that certain Credit Agreement Joinder Agreement by Additional Borrower, Existing Borrowers and Bank substantially in the form of Exhibit B to the Credit Agreement dated as of even date herewith.

SECTION 4.     Ratification and Confirmation of Loan Documents.  The parties hereto agree that except as heretofore or herein expressly modified, or as may otherwise be inconsistent with the terms of this Agreement (in which case the terms and conditions of this Agreement shall govern), the Revolver Loan is payable under the terms of the Revolver Loan Note, and all terms of the Revolver Loan Note, and all documents and instruments executed and delivered in furtherance thereof shall be and remain in full force and effect, and the same are hereby ratified and confirmed in all respects. Each Borrower agrees to pay directly, or reimburse Bank for, all expenses, including the fees and expenses of legal counsel actually incurred by Bank in connection with the preparation of the documentation to evidence this Agreement.

SECTION 5.     Miscellaneous.  (a) This Agreement is entered into and performable in Fulton County, Georgia, and the substantive Laws, without giving effect to principles of conflict of laws, of the United States and the State of Georgia shall govern the construction of this Agreement and the documents executed and delivered pursuant hereto, and the rights and remedies of the parties hereto and thereto, except to the extent that the Uniform Commercial Code or other applicable Law requires that the perfection, the effect of perfection or non-perfection, the priority of Bank’s Lien (if any) under the Loan Documents, or the enforcement of certain of Bank’s remedies with respect to the Collateral, be governed by the Laws of another Jurisdiction.

(b)  If any provision of this Agreement shall be held invalid under any applicable Laws, such invalidity shall not affect any other provision of this Agreement or such other instrument or agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

(c)  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

(d)   This Agreement shall be attached to the original Revolver Loan Note, provided, however, that any failure to do so shall not invalidate this Agreement or the Revolver Loan Note.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK;

SIGNATURES ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed, under seal, by its authorized officer as of the day and year first above written.

ADDITIONAL BORROWER:

By:
Name:
Title:

Address: c/o Theragenics Corporation

Attention: Chief Financial Officer Facsimile: (770) 831-5294

EXISTING BORROWERS:

THERAGENICS CORPORATION

By:
Name:
Title:

C.P. MEDICAL CORPORATION

By:
Name:
Title:

GALT MEDICAL CORP.

By:
Name:
Title:

NEEDLETECH PRODUCTS, INC.

By:
Name:
Title:

[AND LIST PREVIOUS ADDITIONAL BORROWERS]

BANK: WELLS FARGO BANK, NATIONAL ASSOCIATION, successor by merger to Wachovia Bank, National Association

By:
Name:
Title: